UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information required in
Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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NASH-FINCH COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NASH-FINCH COMPANY

Notice of the Annual Meeting of Stockholders

Neighborhood House

179 Robie Street East

St. Paul, MN 55107-2360

                The 2012 Annual Meeting of Stockholders of Nash-Finch Company will be held on May 16, 2012, at 10:00 a.m., Central Daylight Time, at the address shown above for the following purposes:

1.              To elect seven directors to serve until the 2013 Annual Meeting of Stockholders. (Proposal No. 1)

2.              To cast an advisory vote to approve the compensation paid to the Company’s named executive officers (“Say on Pay” vote). (Proposal No. 2)

3.              To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm. (Proposal No. 3)

4.              To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as shown on the books of Nash-Finch as of the close of business on March 19, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Stockholders are entitled to one vote for each share held of record at that time.

Nash-Finch’s proxy statement is attached to this notice. Financial and other information about Nash-Finch is contained in its annual report on Form 10-K for the fiscal year ended December 31, 2011.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares and submit your proxy by telephone, the Internet or by mail as soon as possible to ensure that a quorum is present at the meeting.

By Order of the Board of Directors

Kathleen M. Mahoney

Executive Vice President, Secretary & General Counsel

Minneapolis, Minnesota

April 5, 2012

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by telephone, the Internet or by mail as soon as possible to ensure that a quorum is present at the meeting. For additional instructions on voting by telephone or the Internet, please refer to the instructions below or to your proxy card. To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them on voting your shares.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

If you are a stockholder of record, your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Voting by telephone or by the Internet saves us administrative and postage costs.

Vote by Phone — Toll Free — 1-800-690-6903 — Quick, Easy, Immediate

•	Use any touch-tone telephone to vote and submit your proxy 24 hours a day, 7 days a week until 10:59 p.m., Central Daylight Time, on May 15, 2012.
•	Please have your proxy card in hand when you call and then follow the simple instructions the voice provides you.

Vote by Internet — www.proxyvote.com — Quick, Easy, Immediate

•	Use the Internet to vote and submit your proxy and for electronic delivery of information 24 hours a day, 7 days a week until 10:59 p.m., Central Daylight Time, on May 15, 2012.
•	Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form and create an electronic ballot.

Vote by Mail

•	Mark your voting choices on the proxy card, sign it and date it.
•	Return the proxy card in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS:  If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If your shares are held in a brokerage account in your broker’s name (“street name”), in order to ensure your shares are voted in the way you would like, you must follow the voting directions provided by your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. You may complete and mail a voting instruction card to your bank, broker or other nominee or, if your broker allows, submit voting instructions by telephone or via the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your bank, broker or other nominee will vote your shares as you have directed.  If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

NASH-FINCH COMPANY

7600 France Avenue South

 Minneapolis, Minnesota 55435

 (952) 832-0534

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

 To Be Held May 16, 2012

INTRODUCTION

The Board of Directors (the “Board”) of Nash-Finch Company (the “Company” or “Nash-Finch”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held Wednesday, May 16, 2012 at 10:00 a.m., Central Daylight Time, at  Wellstone Center, Neighborhood House, 179 Robie Street East, St. Paul, MN 55107-2360, and at any adjournment(s) or postponement(s) thereof. A proxy card is enclosed. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in such proxy.

If you are the stockholder of record, regardless of whether you submitted your proxy by telephone, the Internet or mail, you may change your vote and revoke your proxy at any time before the final vote at the Annual Meeting by:

•	sending a written statement to that effect to the Secretary of Nash-Finch;

•	Submitting your proxy by Internet or telephone at a later time;

•	submitting a properly signed proxy card with a later date; or

•	voting in person at the Annual Meeting.

A stockholder who attends the Annual Meeting need not revoke his or her proxy card and vote in person, unless he or she wishes to do so; mere attendance at the meeting without voting will not result in revocation of your proxy. Directions to the Wellstone Center, Neighborhood House, 179 Robie Street East, St. Paul, MN 55107-2360 are available at

http://www.wellstonecenter.com/aboutUs_Location.htm.

If you hold your shares through a broker or other nominee, you must follow the specific voting instructions provided to you by your broker or other nominee to change or revoke any instructions you have already provided to your broker or other nominee.

This proxy statement, proxy card and 2011 Annual Report which includes the Company’s Form 10-K for the fiscal year ended December 31, 2011, are first being mailed to our stockholders on or about April 5, 2011.

Documents Filed with the Securities and Exchange Commission (“SEC”)

This proxy statement is accompanied by the Company’s 2011 Annual Report, which includes the Company’s Form 10-K for the fiscal year ended December 31, 2011, that we have previously filed with the SEC and that includes audited financial statements. You can view the proxy material for the Annual Meeting, including this proxy statement, the proxy card and the 2011 Annual Report, on the Internet at www.proxyvote.com.  You may also obtain any of these and other documents that we file with the SEC by accessing the“Investor Relations” section of the Nash-Finch website atwww.nashfinch.comunder the tab “SEC Filings,” or contacting us or the SEC (see below for information on contacting the SEC).  To obtain documents from us, please direct requests in writing or by telephone to:

Nash-Finch Company
7600 France Avenue South
Minneapolis, Minnesota 55435
Phone:  (952) 832-0534

Attention: Secretary

We will send you the requested documents without charge, excluding exhibits.  If you would like to request documents from us, including any documents we may subsequently file with the SEC prior to the Annual Meeting, please do so by May 10, 2012, so that you will receive them before the Annual Meeting.

                We file reports, proxy statements and other information with the SEC, much of which can be accessed through the SEC’s website www.sec.gov  or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  Please call (800) 732-0330 for further information on the Public Reference Room.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to Be Held on May 16, 2012

                This notice and proxy statement, proxy card, 2011 Annual Report and Form 10-K are available at www.proxyvote.com.  Directions to the  Wellstone Center, Neighborhood House, 179 Robie Street East, St. Paul, MN 55107-2360 are available at http://www.wellstonecenter.com/aboutUs_Location.htm.

PURPOSE OF THE ANNUAL MEETING

                We will conduct the following business at the Annual Meeting:

1.              To elect seven directors to serve until the 2013 Annual Meeting of Stockholders. (Proposal No. 1)

2.              To cast an advisory vote to approve the compensation paid to the Company’s named executive officers (“Say on Pay” vote). (Proposal No. 2)

3.              To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.  (Proposal No. 3)

4.              To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

                Only stockholders of record as of the close of business on March 19, 2012, are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponements(s) thereof. Stockholders are entitled to one vote for each share held of record at that time.

VOTING PROCEDURES

Quorum Requirement

The close of business on Wednesday, March 19, 2012, has been fixed by our Board of Directors as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.  On March 19, 2012, we had outstanding 12,209,628 shares of our common stock, par value $1.66 2/3 per share. Each share of our common stock entitles the holder to one vote at the Annual Meeting, and no cumulative voting is allowed. A majority of the total shares of common stock issued and outstanding and entitled to vote as of the record date must be present at the Annual Meeting (whether in person or by proxy) in order to hold the meeting and conduct business. This is called a quorum. We will count your shares as present at the Annual Meeting for purposes of determining a quorum if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have properly submitted a proxy card or voted over the telephone or the Internet on a timely basis.

If you vote in person at the Annual Meeting or submit a proxy (by telephone, the Internet or mail), your shares will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, even if you withhold votes from director nominees, or abstain or fail to vote on particular matters, or if a “broker non-vote” occurs on a particular matter. A broker non-vote occurs when a bank, broker or other nominee does not have discretionary power to vote on a particular proposal and has not received voting instructions from the beneficial owner.  Broker non-votes with respect to a particular proposal will not be counted as shares entitled to vote on that proposal.

Vote Required and Voting Process

Election of Directors.  The election of the directors in an uncontested election (where the number of nominees equals the number of board seats available) (Proposal No. 1) requires the affirmative vote of a majority of the shares of our common stock issued and outstanding and entitled to vote on the election of directors, present in person or represented by proxy.   Stockholders may vote for all nominees for director, or withhold authority to vote for some or all nominees. Shares for which votes are withheld on the election of any director will have the same effect as a vote against that director.

Advisory Vote on Executive Compensation (“Say on Pay”).  The proposal to approve the compensation paid to our named executive officers (Proposal No. 2) requires the affirmative vote of a majority of the shares of our common stock issued and outstanding and entitled to vote to approve the proposal, present in person or represented by proxy.   Stockholders may vote "for" or "against" this proposal, or abstain from voting on it.  Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Ratification of the Selection of Grant Thornton LLP as our independent registered public accounting firm.  The ratification of the selection of Grant Thornton LLP as our independent registered accounting firm (Proposal No. 3) requires the affirmative vote of a majority of the shares of our common stock present at the meeting (whether in person or by proxy) and entitled to vote on this proposal. Stockholders may vote "for" or "against" this proposal, or abstain from voting on it. If you abstain from voting on this proposal, it will have the same effect as a vote against this proposal.

                Abstentions and broker non-votes are counted towards a quorum.  If your shares are registered directly in your name with the Company’s registrar and transfer agent, Wells Fargo Bank Minnesota, N.A., you are considered a stockholder of record with respect to those shares.  If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

If you are a beneficial owner whose shares are held by a bank, broker or other nominee, you must instruct the bank, broker or other nominee how to vote your shares.  If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority, namely: Proposal No. 1 (Election of Directors), or Proposal No. 2 (advisory say-on-pay resolution on executive compensation).  This is called a “broker non-vote.”  Your shares will be counted as present at the meeting for quorum purposes but not present and entitled to vote for purposes of these specific proposals. Therefore, it is very important that beneficial owners instruct their broker, bank or other nominee how they wish to vote their shares.

If you do not provide your bank, broker or other nominee with voting instructions with respect to Proposal No. 3 (ratification of the selection of Grant Thornton LLP as our auditors), your bank, broker or other nominee may vote your shares on this proposal, which is considered a “routine” management proposal on which your bank, broker or other nominee has discretion to vote.

The individuals named as proxies on your proxy card will vote your shares as you direct on your proxy card. If you are a stockholder of record and do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, you will have provided the named proxies with discretionary authority to vote, and they will vote your shares in accordance with recommendations of the Board of Directors, as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion. If you are a beneficial owner and do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote. The election of Directors is a non-discretionary item and may not be voted on by banks, brokers or other nominees who have not received specific voting instructions from beneficial owners.

Ballots will be distributed during the Annual Meeting to anyone who wants to vote in person at the meeting. To attend the meeting, you need to bring documentation showing that you owned our common stock on the record date of March 19, 2012.  You also may bring your brokerage statement reflecting your ownership of our common stock as of March 19, 2012, with you to the meeting. Please note, however, that upon admittance to the meeting if you hold your shares in “street” name, you will not be able to vote your shares at the meeting without a legal proxy from your bank, broker or other nominee to vote in person at the Annual Meeting.

PROPOSAL NO.  1: ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Bylaws provide that the Board will consist of not less than seven nor more than 12 members,as determined from time-to-time by the Board.  The size of the Board is presently set at seven.

Our Board is unclassified, which means all directors who agree to continue to serve on our Board stand for re-election each year.  Directors will be elected to the Board of Nash-Finch Company at the 2012 Annual Meeting.   Each Director so elected will hold office until the next annual meeting and until their successors are elected and qualified.

The Board has nominated the following Directors:

Christopher W. Bodine Alec C. Covington Sam K. Duncan Mickey P. Foret	Douglas A. Hacker U.S. Army Major General (Ret.) Hawthorne L. Proctor William R. Voss

Required Vote

The affirmative vote of a majority of the shares of our common stock issued and outstanding and entitled to vote on the election of directors, present in person or represented by proxy, is required for the election of each of the nominees. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of all nominees named in the proxy card, unless otherwise directed by the stockholder. While the Board has no reason to believe that any of the persons named will not be available as a candidate, if such a situation arises, the proxy will be voted to elect such other person as determined in the discretion of the proxies named on the enclosed proxy card. Each person nominated for election has consented to being named in this proxy statement and has agreed to serve if elected.  Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining the Election of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Information About Directors and Nominees

When evaluating Director candidates, our Corporate Governance Committee compares the qualifications of the candidates to the criteria set forth in our Corporate Governance Guidelines. The criteria includes the breadth and depth of relevant business and board experience, judgment and integrity, reputation in one’s profession, ability to devote sufficient time to Board responsibilities, commitment to serving on the Board for an extended period of time, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. The Board believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board and its committees to fulfill their responsibilities.  In accordance with rules of the SEC, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director of the Company.  It would not be possible to detail all experience, qualifications, attributes or skills possessed by each Director. Rather, we have attempted to set out those unique and important professional characteristics that each particular person brings to the Board.

  The following information is current as of March 19, 2012 and is provided concerning the nominees for election as Directors of Nash-Finch:

Christopher W. Bodine Director since 2011 Age 56

Mr. Bodine has been a Director of the Company since 2011. Mr. Bodine retired from CVS Caremark Corporation in January 2009 after 24 years with CVS. Prior to his retirement, Mr. Bodine served as President, Healthcare Services of CVS Caremark, where he was responsible for strategy, business development, trade relations, sales and account management, pharmacy merchandising, marketing, information technology and Minute Clinic. Prior to the merger of CVS Corporation and Caremark Rx, Inc. in March 2007, Mr. Bodine served for several years as Executive Vice President —Merchandising and Marketing of CVS Corporation. Mr. Bodine has served as a Director of Watson Pharmaceutical since June, 2009, and since 2009 has served as the Chairman of Songbird Hearing, Inc. In addition, Mr. Bodine has been active in the pharmaceutical industry serving on a number of boards and committees, including the Healthcare Leadership Council, RI Quality Institute, National Retail Federation, National Association of Chain Drug Stores (NACDS), and the NACDS Pharmacy Affairs and Leadership Committees. The Company believes that Mr. Bodine’s extensive experience in the retail sector, including his service as President, Healthcare Services of CVS Caremark Corporation, his focus on strategy and business development and his prior board experience give him the qualifications and skills to serve as a Director.

Alec C. Covington Director since 2006 Age 55

Mr. Covington has been President and Chief Executive Officer and a Director of the Company since May 2006. Mr. Covington served as President and Chief Executive Officer of Tree of Life, Inc., a marketer and distributor of natural and specialty foods, from February 2004 to May 2006, and for the same period as a member of the Executive Board of Tree of Life’s parent corporation, Royal Wessanen nv, a multi-national food corporation based in the Netherlands. From April 2001 to February 2004, he was Chief Executive Officer of AmeriCold Logistics, LLC, a provider of supply chain solutions in the consumer packaged goods industry. Prior to that time, Mr. Covington served as President of Richfood Inc., a regional food distributor, and Executive Vice President of SuperValu Inc.  The Company believes Mr. Covington’s role as CEO of our Company, as well as his extensive experience in the food distribution industry, give him the qualifications and skills to serve as a Director.

Sam K. Duncan Director since 2007 Age 60

Mr. Duncan has been a Director of the Company since 2007.  From 2005 until his retirement in February 2011, Mr. Duncan served as Chairman, President and Chief Executive Officer of OfficeMax Inc., a business-to-business and retail office products distributor. Prior to joining OfficeMax, Mr. Duncan served as President and Chief Executive Officer of ShopKo Stores, Inc. from 2002 to 2005. Previously, he held various leadership positions from 1992 to 2002 at Fred Meyer, Inc., including President of Fred Meyer and President of Ralph’s Supermarkets. Mr. Duncan worked from 1969 to 1992 at Albertson’s, Inc.  The Company believes that Mr. Duncan’s business experience, including his service as the CEO and Chairman of the Board of a Fortune 500 Company and his extensive experience in the food retailing industry, give him the qualifications and skills to serve as a Director.

Mickey P. Foret Director since 2005 Age 66

Mr. Foret has been a Director of the Company since 2005. Mr. Foret served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company.  Mr. Foret was employed in various management positions at Northwest Airlines from 1992 until 1996 as well as from 1998 until 2002.  Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer, as well as in other management positions, at Continental Airlines, Inc.   Mr. Foret has served as a director of Delta Air Lines, Inc. since October 2008, as a director of the URS Corporation, an engineering design services firm since March 2003 and as a director of ADC Telecommunications, Inc. from February 2003 until December of 2010.  Mr. Foret has previously served as a director for NorAm Energy Corp., as a director of MAIR Holdings, Inc., as a director of First American Funds, as a director of Champion Airlines, Inc., as a director of Worldspan L.P., and as a director of Northwest Airlines. The Company believes that Mr. Foret’s business experience, including his roles as Executive Vice President Marketing, Finance and Chief Financial Officer for a Fortune 500 Company, as well as his extensive experience in financial and capital markets, give him the qualifications and skills to serve as a Director.

Douglas A. Hacker Director since 2005 Age 56

Mr. Hacker has been a Director of the Company since 2005. Mr. Hacker is currently an independent business executive and formerly served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, from December 2002 to May 2006. Prior to this position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. In December 2002, UAL Corporation filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code, and emerged from bankruptcy on February 1, 2006. Mr. Hacker also serves as a trustee of a series of open-end investment companies that are part of the Columbia family of mutual funds and as a director of Aircastle Limited, a commercial aircraft leasing company and SeaCube Container Leasing, Limited, a container leasing company. The Company believes that Mr. Hacker’s extensive experience in financial and operating management, including his prior service as a Executive Vice President, Strategy, and his service as Chief Financial Officer of a major airline, in addition to his depth of knowledge in executive compensation give him the qualifications and skills to serve as a Director.

U.S. Army Major General (Ret.) Hawthorne L. Proctor Director since 2007 Age 65

Major General (Ret.) Proctor has been a Director of the Company since 2007. Major General (Ret.) Proctor currently serves as Managing Partner of Proctor & Boone LLC Consulting, and Senior Logistics Consultant in the Department of Defense Business Group of Intelligent Decisions, Inc., where he has worked since 2006. Major General (Ret.) Proctor served for nearly 35 years in the United States Army, where he performed with distinction in numerous senior logistics management roles including Commander, Defense Personnel Support Center and later Commander, Defense Supply Center, Philadelphia, 46th Quartermaster General of the United States Army, and J3, or Chief Operating Officer (COO) Defense Logistics Agency. After retiring from the United States Army, Major General (Ret.) Proctor served from 2004 to 2006 as COO for Innovative Logistics Techniques, Inc. (INNOLOG), an integrator of logistics systems for homeland security, defense and state and local government agencies. In November 2006, he became principal owner and COO of Proctor, Petersen & Marcum, Inc., a small service disabled veteran owned business and in 2009 he became President and Principal owner of ProMar Inc. also a small service disabled veteran owned business.  The Company believes that Major General (Ret.) Proctor’s extensive service with the military as a logistician, and his prior leadership of a $3.2 billion enterprise that provided food, clothing and medical supplies to Department of Defense organizations give him the qualifications and skills to serve as a Director.

William R. Voss Director since 1998 Chairman since 2006 Age 58

Mr. Voss has been Chairman of the Company’s Board since May 2006. Mr. Voss has served as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm, for more than ten years. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor; as Chief Executive Officer of McCain Foods, Inc.; and as President and a Director of Pilgrim’s Pride Corporation. He also served as a principal with Booz, Allen & Hamilton, management consultants. He has served as a director of several other public and private companies.  The Company believes that Mr. Voss’ extensive experience as an entrepreneur, executive, consultant and director in the consumer products industry, as well as his experience serving as President and a Director of a Fortune 500 company give him the qualifications and skills to serve as a Director.

Information About the Board of Directors and Its Committees

                The Board has three standing committees, the Audit and Finance Committee, the Compensation and Management Development Committee and the Corporate Governance Committee, each of which is comprised exclusively of independent directors, as determined by the Board, and operates under a written charter adopted by the Board setting forth its purposes, authority and responsibilities.  A current copy of the Audit and Finance Committee Charter, which was last amended on April 26, 2011, is included as Appendix IV to this proxy statement.  Current copies of the Corporate Governance Committee Charter and the Compensation and Management Development Committee Charter, both of which were last amended on April 26, 2011, are included as Appendix V and Appendix VI, respectively, to this proxy statement.  A current copy of each committee’s charter can also be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Board has also determined that a majority of the members of the Audit and Finance Committee, including the Chairman, Mickey P. Foret, are “audit committee financial experts” as that term is defined in Item 407(d)(5) of the SEC’s Regulation S-K. The principal functions of the committees are described below.

Audit and Finance Committee

•         Assists the Board in its general oversight of the Company’s accounting and financial reporting processes, financial and disclosure controls and compliance processes, and of the independent audits of the Company’s financial statements.

•         Selects the firm to be appointed as Nash-Finch’s independent auditor, and evaluates its qualifications, performance and independence.

•         Reviews and approves the scope of the annual independent audit and internal audit program.

•         Reviews and discusses with management and the independent auditor accounting and audit principles and practices and the adequacy and effectiveness of accounting and financial controls.

•         Gives prior approval to all audit and non-audit services performed by the independent auditor.

•         Meets independently with internal audit and the independent auditor to discuss the results of their examinations.

•         Reviews with management and the independent auditor the periodic reports to be filed by Nash-Finch with the SEC.

•         Reviews and approves in advance certain related party transactions involving the Company.  See “Corporate Governance—Related Party Transaction Policy and Procedures.”

Corporate Governance Committee

•         Considers and recommends to the Board the size of the Board, nominees for election as director (including those recommended by stockholders), nominees for appointment to standing Board committees as well as policies relating to the functions of such committees.

•         Considers and recommends to the Board proposals regarding director compensation.

•         Implements and monitors the Board’s governance guidelines and recommends to the Board any modifications to the guidelines.

•         Conducts an annual evaluation of overall Board performance and its governance processes and periodic evaluations of individual directors.

Compensation and Management Development Committee

•         Reviews and approves salaries and incentive plan goals and awards for officers (“Section 16 officers”) as that term is defined in Rule 16-a1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”), and in reviewing and approving the salary and incentive plan goals and awards for the CEO considers the results of the assessment conducted by the Corporate Governance Committee.

•         Oversees the Company’s incentive compensation, deferred compensation, profit sharing, equity-based compensation and supplemental retirement plans for employees, including approval of equity-based compensation awards for Section 16 officers.

•         Considers and recommends to the Board nominees for election as officers.

•         Reviews the Company’s compensation structure for executive and management employees, and submits to the Board recommendations regarding changes, including new or revised compensation plans.

•         Reviews and monitors compliance with officer and director stock ownership guidelines.

•         Reviews management development and succession plans and succession for Section 16 officers and other key executive.

The following table summarizes the membership of the Board and each of its standing committees during 2011, as well as the number of times the Board and each committee met during the fiscal year ended December 31, 2011:

	Board of Directors	Audit and Finance Committee	Compensation and Management Development Committee	Corporate Governance Committee
Robert L. Bagby††	X	X	X	X
Christopher W. Bodine‡‡	X	X	X	X
Alec C. Covington	X
Sam K. Duncan	X	X	X	Chairman
Mickey P. Foret	X	Chairman	X	X
Douglas A. Hacker	X	X	Chairman	X
Hawthorne L. Proctor	X	X	X	X
William R. Voss	Chairman
Number of fiscal 2011 meetings	12	4	4	5

Each director attended 100% of the combination of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which the director served that were held during fiscal 2011.  Mr. Bodine attended 100% of the meetings since he joined the Board of Directors in April, 2011.

Board Leadership Structure

Our Bylaws provide the Company with the flexibility to choose a leadership structure that is appropriate for the times and economic circumstances in which the Company operates.  Our current Board Chairman, William R. Voss, is an independent director and has served as our Chairman since 2006.  Alec C. Covington has served as President and Chief Executive Officer of the Company since 2006 as well.  We believe our stockholders are well served by this separation of roles which provides a leadership structure that allows our CEO to focus his efforts on running the Company and the independent Chairman to focus the Board’s efforts on governance and oversight.  Our independent Chairman’s leadership ensures that the Board is focused on relevant matters, has whatever information is needed, and promotes full Board discussion and review while working toward consensus.

The separation of roles notwithstanding, we believe it is important that the CEO and the independent Chairman work together to ensure the Board is fully advised of important issues, trends and business developments.  To that end, the flow of information

[††] Mr. Bagby served as a Director from January 1, 2011 until May 18, 2011, the date of the 2011 Annual Meeting.

[‡‡] Mr. Bodine joined the Board as a Director on April 28, 2011.

between management and the Board is frequent, timely and substantive.  Our CEO and Board Chairman work together to determine what information will ensure that the Board has sufficient information to make informed decisions and discharge its oversight role.

Risk Management

At Nash-Finch, risk management is the responsibility of the full Board, not a single Board Committee.  We believe risk assessment is a critical component of effective decision making and therefore have not compartmentalized responsibility for that assessment by charging a single Board Committee with responsibility for risk management.

Our Board Committee structure facilitates the Board’s oversight of risk management.  All independent Directors, with the exception of the Board Chairman, serve as members of each of our Board Committees:  Audit and Finance; Compensation and Management Development; and Corporate Governance, with our Board Chairman serving as an ex officio member of each Committee.   Because all independent Directors participate in all Committee meetings, in addition to all Board meetings, we are able to take a holistic approach to risk management, thereby ensuring that the actions of individual Committees are taken with full knowledge of potential items of risk assessed by the other Committees and the full Board.

Each year our Internal Audit Department utilizes input from the Board and management to identify areas of risk that should be monitored in the upcoming year.  The Board typically focuses on one or more areas of risk and reviews management’s risk mitigation plans at its regularly scheduled Board meetings.

Compensation and Management Development Committee Procedures

Our Board of Directors has charged the Compensation and Management Development Committee with the responsibility to review and either act on behalf of the Board or makes recommendations to the Board concerning compensation for Section 16 officers and review management development and succession plans for Section 16 officers and other key executives.

Under the Compensation and Management Development Committee Charter, the Compensation and Management Development Committee may form and delegate authority to subcommittees consisting of one or more members when deemed appropriate.  The Compensation and Management Development Committee may also delegate to the CEO the authority, within pre-existing guidelines established by the Compensation and Management Development Committee, to approve equity compensation awards to employees other than Section 16 officers of the Company under established stock-based compensation plans of the Company. Any exercise of delegated authority is reported to the Compensation and Management Development Committee at its next regularly scheduled meeting.

In addition, the Compensation and Management Development Committee has the authority to retain and terminate any compensation consulting firm, independent counsel or other advisors as the Compensation and Management Development Committee may deem appropriate to assist in its evaluation of executive compensation. In the course of advising the Compensation and Management Development Committee, the compensation consulting firm may be asked to provide guidance and support to management in connection with matters that are reviewed by the Compensation and Management Development Committee. Under its charter, the Compensation and Management Development Committee has the sole authority to approve related fees and retention terms. Pursuant to its authority, the Compensation and Management Development Committee engaged Towers Watson & Co. as the Compensation and Management Development Committee’s independent consultant for 2011.

The Compensation and Management Development Committee generally consults with management regarding employee compensation matters, receives a recommendation from the Audit and Finance Committee for the compensation of the Vice President, Internal Audit and our CEO makes compensation recommendations for Section 16 officers, other than himself.

Compensation and Management Development Committee Interlocks and Insider Participation

No member of the Compensation and Management Development Committee is now, or was during 2011 or any time prior thereto, an officer or employee of the Company.  No member of the Compensation and Management Development Committee had any relationship with the Company during 2011 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the Company’s executive officers currently serves, or ever has served, as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on our Board of Directors or the Compensation and Management Development Committee.

Compensation of Directors

Compensation for our non-employee Directors for 2011 was comprised of: cash compensation, consisting of an annual Board and committee retainer, retainers for committee Chairs and the Chairman of the Board and meeting fees; and equity compensation in the form of restricted stock units.  In addition, non-employee Directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

Our goal in setting compensation for our non-employee Directors is to remain competitive in attracting and retaining high quality directors. We also recognize that over the past few years, there has been an increase in Board responsibilities.

Elements of Director Compensation for 2011

The following table lists the elements of non-employee Director cash and equity compensation for 2011:

Compensation Component	Compensation Program
Annual Board and Committee Retainer	$50,000
Annual Board Chairman Retainer	$150,000
Annual Committee Chairman Retainer	Corporate Governance Committee — $7,500
Audit and Finance Committee — $15,000
Compensation and Management Development Committee — $15,000
Board Meeting Fee	Regular meeting, in person or telephonic— $1,500
Administrative telephonic — $750
Committee Meeting Fee	Regular meeting, in person or telephonic— $1,250
Administrative telephonic — $750
Restricted Stock Units	Annual grant with face value of $50,000
Deferred Compensation	Details set forth below

Restricted Stock Units.Restricted stock units, which are a form of performance units previously authorized under the Nash-Finch 2000 Stock Incentive Plan and presently authorized under the Nash-Finch 2009 Incentive Award Plan, vest six months after they are granted (subject to earlier vesting in the event of a director’s death or disability or a change in control of Nash-Finch). Settlement of restricted stock units occurs six months after termination of service as a Director. Restricted stock units may be settled only in shares of Nash-Finch common stock, with one share of stock issued for each restricted stock unit held. Settlement of restricted stock units is accelerated upon a change in control of Nash-Finch, unless a director waives the right to such acceleration. Restricted stock unit account balances are credited with additional units representing the deemed reinvestment of dividend equivalents.

Deferred Compensation.The Director Deferred Compensation Plan was adopted by the Board in December 2004 as a result of amendments to the Internal Revenue Code that affected the operation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005. The Director Deferred Compensation Plan generally permits a participant to annually defer all or a portion of his cash compensation for service as a non-employee Director of the Company, and have the amount deferred credited to either a cash account, the balance of which fluctuates with the performance of investment funds in which the amounts are deemed invested, or a share account in which amounts deferred are converted to share units, each of which represents the right to receive one share of Nash-Finch common stock. The amounts deferred are payable upon termination of service as a non-employee Director, with amounts deferred to the cash account payable only in cash and amounts deferred to the share account payable only in stock. The Company has established a benefits protection trust to serve as the source of funds and securities to satisfy the Company’s deferred compensation obligations to non-employee Directors under these plans, and is funding the trust at a level equal to the amount of such obligations.

Non-Employee Director Compensation Table

The total 2011 compensation of our non-employee Directors is shown in the following table.

Director Compensation for the Fiscal Year Ended December 31, 2011
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Robert L Bagby(3)	$ 36,586	$ -	$ -	$ -	$ -	$ -	$ 36,586
Christopher W. Bodine	51,750	50,000	-	-	-	-	101,750
Sam K. Duncan	91,125	50,000	-	-	-	-	141,125
Mickey P. Foret	99,250	50,000	-	-	-	-	149,250
Douglas A. Hacker	99,250	50,000	-	-	-	-	149,250
Hawthorne L. Proctor	84,250	50,000	-	-	-	-	134,250
William R. Voss	234,250	50,000	-	-	-	-	284,250

1.       Non-employee Directors are permitted to defer the receipt of cash compensation as described under “Elements of Director Compensation for 2011 — Deferred Compensation.”  The portion of compensation deferred by the non-employee directors during fiscal year 2011 is as follows:

Director	Cash Account	Stock Account	Total Deferred
Hawthorne L. Proctor	25,000	25,000	50,000
William R. Voss	100,000	-	100,000

2.       The amounts reported for stock awards reflect the grant date fair value of restricted stock units issued under the Company’s 2009 Incentive Award Plan.  The grant date fair value of these awards is computed in accordance with Financial Accounting Standards Board ASC Topic 718, Stock Compensation (“ASC Topic 718”).  These awards are further described in “Elements of Director Compensation for 2011—Restricted Stock Units.”   The number of restricted stock units awarded to each director is determined by dividing $50,000 by the fair market value (average of the high and the low price) of a share of Nash-Finch Company common stock on the date the restricted stock units are awarded.

The executive compensation of Mr. Covington is described under “Executive Compensation and Other Benefits.”

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders with a non-binding advisory vote to approve the compensation of our named executive officers (“NEOs”) (a “say-on-pay” vote).  The compensation of our NEOs is disclosed under the heading “Executive Compensation and Other Benefits,” which includes the Compensation Discussion and Analysis, compensation tables and narrative discussion, beginning on page 22 of this proxy statement.

Our stockholders advised us through votes cast at the 2011 annual meeting that they prefer to cast an advisory vote on executive compensation annually.  Our Board accepted that recommendation and asks for your vote FOR approval of the compensation of our NEOs, as described below.

We have designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value.  Our compensation policies and practices are based on a pay-for-performance philosophy and are designed to align with the interests of our stockholders.  As the chart below illustrates, we have out-performed our peers over the previous five year period.  This graph assumes a $100 investment in each of Nash-Finch Company, the S&P SmallCap 600 Index and the peer group indices at the close of trading on December 31, 2006, and also assumes the reinvestment of all dividends.   The stock price performance shown below is not necessarily indicative of future performance.

                §§See footnote below.

We have implemented sound compensation and corporate governance practices for our executive compensation, including the following:

•   The Compensation and Management Development Committee (the “Compensation Committee”) is composed entirely of directors who are independent, as required by NASDAQ.

•   The Compensation Committee utilizes the services of Towers Watson, an independent compensation consultant.

•   We allocate a substantial portion of compensation to performance-based compensation. In fiscal 2011, approximately 71% of the total annual and long-term compensation, in the case of Mr. Covington, and approximately 55% of the total annual and long-term compensation, in the case of all other  NEOs, was variable and tied to financial performance.

•   We award a substantial portion of compensation in the form of long-term equity awards, namely performance units under our long-term incentive plan, so that the NEOs’ interests are aligned with stockholders’ interests and our long-term performance.

•   Annual bonus opportunities for the NEOs under our short-term incentive plan are based on key financial metrics.

•   We have meaningful stock ownership guidelines.

•   We have clawback provisions in our short-term and long-term incentive plans.

•  We have an insider trading policy applicable to our NEOs and other specified employees that prohibits, among other things:

•  Trading in Nash-Finch Securities on a short-term basis;

•  Purchasing Nash-Finch Securities on margin, or otherwise pledging Nash Finch Securities;

[§§] The peer group represented in the line graph above includes the following nine publicly traded companies: SuperValu Inc., Arden Group, Inc., The Great Atlantic & Pacific Tea Company, Inc., Ingles Markets, Incorporated, Ruddick Corporation, Spartan Stores, Inc., United Natural Foods, Inc., Weis Markets, Inc. and Core-Mark Holding Company, Inc.  The peer group cumulative return is weighted by market capitalization of each peer company as of the beginning of the five-year performance period.  The decline of the peer group initial investment is representative of the bankruptcy filing of The Great Atlantic & Pacific Tea Company, Inc. during fiscal 2010 and a significant decline in the value of the common stock of SuperValu, Inc.

•    Short sales of Nash-Finch Securities;

•    Buying or selling put or call options on Nash-Finch Securities, or entering into “costless collar” or similar transactions intended to preserve value

•  Starting in 2012, any change in control agreements with newly hired or promoted executives will not contain tax gross up provisions.

The Compensation Committee believes that our executive compensation programs have been effective in driving performance in a difficult economic environment by offering competitive pay for financial performance, aligning the interests of our stockholders and our executives and enabling us to attract and retain qualified and experienced executives.

Last year, more than 91% of the stockholders casting votes on our Say-on-Pay proposal (including abstentions as votes cast) voted in favor of approving the compensation for our NEOs. Under Proposal 2 in this Proxy Statement, we are recommending that stockholders cast their advisory vote in favor of approving the compensation for the NEOs as disclosed in this proxy statement.  We encourage you to review the “Executive Compensation and Other Benefits” section of this proxy statement for additional details and information on our executive compensation programs.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Company.  However, our Board, including its Compensation Committee, values our stockholders’ opinions, and we considered the outcome of the Say-on-Pay Vote cast in 2011 when determining executive compensation for 2012.  We will consider the outcome of this Say-on-Pay Vote when determining executive compensation for 2013.

Resolution

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Executive Compensation and Other Benefits” section of this proxy, which includes the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2, TO APPROVE EXECUTIVE COMPENSATION.

PROPOSAL NUMBER 3:  RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Audit and Finance Committee of the Board has selected Grant Thornton LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 29, 2012. The Board of Directors has directed that management submit the selection of Grant Thornton LLP as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. We have requested and expect a representative of Grant Thornton LLP to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Company is submitting the selection of Grant Thornton LLP to stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit and Finance Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of Nash-Finch and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the selection of Grant Thornton LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3,  RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which were last amended on April 26, 2011, a copy of which can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.”  The Guidelines provide, among other things:

•         Independent Directors.  All of the members of the Board except for Mr. Covington, our President and Chief Executive Officer, have been determined by the Board to be “independent directors,” as the term is defined in Rule 4200(a)(15) of the NASDAQ Stock Market. The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

•         Chairman and Lead Independent Director.  The Guidelines provide that if at any time the Chairman of the Board is not an independent director, one of the independent directors shall be designated by the Board as the lead independent director to chair executive sessions of the independent directors, set Board agendas with the Chairman of the Board, and perform such other functions as our Bylaws provide or as the Board may specify from time to time.

•         Committee Composition.  All committees of the Board are composed exclusively of independent directors.

•         Committee Charters.  Each committee operates under a Board-approved charter setting forth the purpose, authority and duties of the committee. Copies of these charters can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•         Executive Sessions of Independent Directors.  Each regularly scheduled Board meeting includes an executive session of the independent directors without management present.

•         Access to Outside Advisors.  The Board and its committees have the authority to retain independent outside financial, legal, compensation or other advisors as they deem necessary or advisable.

•         Assessing Board and Committee Performance.  Annual evaluations of the performance and effectiveness of the Board and each committee are conducted.

•         Code of Business Conduct.  The Board has adopted a Code of Business Conduct applicable to Nash-Finch directors and employees generally, as well as a Code of Ethics for Senior Financial Management applicable to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. Copies of these Codes can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•         Stock Ownership by Directors.  Directors are expected, within three years of joining the Board, to accumulate Nash-Finch stock whose value is at least five times the amount of the annual base retainer and to make reasonable, good faith efforts to maintain a stockholding of at least that amount.

Director Attendance at Annual Stockholders Meetings.  Directors are expected to make every reasonable effort to attend the annual meetings of the stockholders of Nash-Finch. All directors, (with the exception of our former director, Mr. Bagby who had a conflict) attended the 2011 annual meeting of stockholders.

Related Party Transaction Policy and Procedures

                In addition to the provisions of our Code of Business Conduct and Code of Ethics for Senior Financial Management that deal with conflicts of interest and related party transactions, we have adopted a Related Party Transaction Policy and Procedures that is designed to confirm our position that related party transactions should be avoided except when they are in our interests and to require that certain types of transactions that may create conflicts of interest or other relationships with related parties are approved in advance by the members of the Audit and Finance Committee who are disinterested with respect to the matter under consideration. This policy applies to transactions meeting the following criteria:

 •     the amount involved will or may be expected to exceed $50,000 in any fiscal year;

 •     we or any of our subsidiaries would be a participant; and

 •     any person who is or was in the current or immediately preceding fiscal year an executive officer, Director, Director nominee, greater than five percent beneficial owner of our common stock, immediate family member of any of the foregoing or a firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, has or will have a direct or indirect interest.

                In adopting this policy, the Board of Directors reviewed certain types of transactions and deemed them to be pre-approved even if the amount involved exceeds $50,000. These types of transactions include:

 •     Compensation:

—    to any executive officer or Director (for services as a director) if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K (“Item 402”); or

—    to any executive officer (other than an immediate family member of another related party) if the compensation would have been required to be reported under Item 402 as compensation earned for services to us if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to our Board of Directors for approval, by the Compensation and Management Development Committee.

 •     Transactions that are in our ordinary course of business and where the interest of the related party arises only:

 —   from the related party’s position as a director of another corporation or organization that is a party to the transaction; or

 —   from the direct or indirect ownership by the related party and all other related parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction; or

 —   from both such positions described above and such ownership described above; or

 —   from the related party’s position as a limited partner in a partnership in which the related party and all other related parties, in the aggregate, have an interest of less than 5%, and the related party is not a general partner of and does not have another position in the partnership.

 •     Transactions that are in our ordinary course of business and where the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of such class of our equity securities will receive the same benefit on a pro rata basis.

                Under the terms of our Related Party Transaction Policy and Procedures, when considering whether to approve a proposed related party transaction, factors to be considered include, among other things, whether such transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

                During 2011, there were no transactions as described in the preceding paragraphs. In the ordinary course of business, however, the Company may from time-to-time engage in transactions with other corporations whose officers or directors are also Directors of the Company. These transactions may include the Company’s purchase of products from certain companies, including Gladson, LLC and Maxi Canada, Inc.  These arrangements are conducted on an arm’s-length basis. The relevant outside Director does not participate in these business relationships nor profit directly from them.

                A copy of our Related Party Transaction Policy and Procedures is posted on our website, which can be viewed by going to www.nashfinch.com and clicking on the “Investor” tab and then selecting the Corporate Governance section and finally selecting the document titled “Related Party Transaction Policy and Procedures” from the list of documents on the web page.

Director Candidates

                The Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management. The Corporate Governance Committee may retain a third-party executive search firm to identify and assist in evaluating candidates. Nash-Finch stockholders may also recommend individuals for the Corporate Governance Committee to consider as potential director candidates by submitting a written recommendation to the Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. In addition to any requirements under the Company’s Restated Certificate of Incorporation or Bylaws, any recommendation must include:

•

sufficient biographical information concerning the recommended individual for the Corporate Governance Committee to consider, including employment and educational background, other board and committee memberships, and any relationships that might affect a determination by the Board that the individual would be considered independent;

•	a written consent signed by the recommended individual by which he or she agrees to stand for election if nominated by the Board and to serve if elected by the stockholders; and
•

the name and address of the stockholder submitting the recommendation, the number of shares of Nash-Finch common stock held of record and beneficially by the stockholder, and the name in which such shares are registered on the stock transfer records of Nash-Finch.

                The Corporate Governance Committee may require that the recommended individual furnish additional information, if necessary, to assist the Corporate Governance Committee in assessing the qualifications of that individual to serve as a director.

                When evaluating candidates and determining whether to recommend any candidate for inclusion in the Board’s slate of recommended Director nominees, including candidates recommended by stockholders, the Corporate Governance Committee compares the qualifications of the candidates to the criteria set forth in Nash-Finch’s Corporate Governance Guidelines. These criteria include the breadth and depth of relevant business and board experience, judgment and integrity, reputation in one’s profession, ability to devote sufficient time to Board responsibilities, commitment to serving on the Board for an extended period of time, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. Consideration of a candidate is made in the context of an assessment of the perceived needs of the Board and its committees at the particular point in time, and no specific weights are assigned to particular criteria. The Board believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board and its committees to fulfill their responsibilities.  The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background, perspective, viewpoint and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Communications from Stockholders

                Stockholders who wish to communicate with the Board may do so by writing to the Board or a particular Director. Such communications should be addressed to the Board of Directors or a particular Director c/o Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. Each communication will initially be received and processed by the Secretary of Nash-Finch, who will then refer the communication to the appropriate Board member (either the Director named in the communication, the Chairman of the Board committee having authority over the matter raised in the communication, or the Chairman of the Board in all other cases). The Director to whom a communication is referred will determine, in consultation with Company counsel, whether a copy or summary of the communication will be provided to the other Directors. The Board will respond to communications if and as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock, as of March 19, 2012, for each stockholder who we know owns beneficially more than five percent of the outstanding shares of common stock on that date.  Shares reported as beneficially owned include those the beneficial owner has the right to acquire within 60 days of March 19, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Class (*)
T. Rowe Price Associates, Inc.	1,285,911	(a)	10.53%
100 E. Pratt Street
Baltimore, MD 21202

Dimensional Fund Advisors LP	936,771	(b)	7.67%
Palisades West, Building One, 6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	922,395	(c)	7.55%
40 East 52nd Street
New York, NY 10022

Brandywine Global Investment Management, LLC	767,613	(d)	6.29%
2929 Arch Street, 8th Floor
Philadelphia, PA 19104

The Vanguard Group, Inc.	677,375	(e)	5.55%
100 Vanguard Blvd.
Malvern, PA 19355

*      Based upon 12,209,628 shares of common stock outstanding as of March 19, 2012.

(a)     According to a Schedule 13G/A filed with the SEC on February 9, 2012 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. (collectively, “T. Rowe”), T. Rowe (a) is a registered investment advisor and (b) has sole voting power over 404,411 shares, shared voting power over no shares, sole dispositive power over 1,285,911 shares and shared dispositive power over no shares. These securities are owned by various individual and institutional investors for which T. Rowe serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of T. Rowe is 100 E. Pratt Street, Baltimore, MD 21202.

(b)     According to a Schedule 13G/A filed with the SEC on February 14, 2012 by Dimensional Fund Advisors LP (“Dimensional”), Dimensional (a) is a registered investment advisor and (b) has sole voting power over 916,380 shares, shared voting power over no shares, sole dispositive power over 936,771 shares and shared dispositive power over no shares. These securities are owned by various individual and institutional investors for which Dimensional serves as investment adviser, with power to direct investments and/or sole power to vote the securities. The principal business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX, 78746.

(c)     According to a Schedule 13G/A filed with the SEC on February 12, 2012 by BlackRock, Inc. (“BlackRock”), BlackRock (a) is a parent holding company and (b) has sole voting power over 971,221 shares, shared voting power over no shares, sole dispositive power over 922,325 shares and shared dispositive power over no shares. The principal business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(d)     According to a Schedule 13G/A filed with the SEC on February 14, 2012 by Brandywine Global Investment Management, LLC (“Brandywine”), Brandywine (a) is a registered investment advisor and (b) has sole voting power over 545,087 shares, shared voting power over no shares, sole dispositive power over 767,613 shares and shared dispositive power over no shares. These securities are owned by various individual and institutional investors for which Brandywine serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of Brandywine is 2929 Arch Street, 8th Floor, Philadelphia, PA 19104.

(e)     According to a Schedule 13G/A filed with the SEC on February 8, 2012 by The Vanguard Group, Inc. (“Vanguard”), Vanguard (a) is a registered investment advisor and (b) has sole voting power over 18,881 shares, shared voting power over no shares, sole dispositive power over 658,494 shares and shared dispositive power over 18,881 shares. These securities are owned by various individual and institutional investors for which Vanguard serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA  19355.

SECURITY OWNERSHIP OF MANAGEMENT

                The table below sets forth information regarding beneficial ownership of our common stock by (1) each of our Director nominees, (2) the executive officers named in the Summary Compensation Table of this proxy statement, and (3) all of our directors and executive officers as a group.  Information is presented as of March 19, 2012, except where otherwise noted.  Each shareholder exercises sole voting and dispositive powers with respect to all shares reported as beneficially owned by such shareholder.

                For purposes of this table, the number of shares of common stock beneficially owned by each person includes (a) shares of common stock owned directly or indirectly, (b) shares of common stock subject to options held by the person that are currently exercisable or will become exercisable within 60 days from March 19, 2012, and (c) shares of common stock that the person would have the right to acquire upon settlement of share units if the person’s service as a Director or executive officer were to end within 60 days from March 19, 2012.

                We have also included in the table the target number of performance units awarded to executive officers under the Long-Term Incentive Program (described under “Executive Compensation and Other Benefits — Elements of Executive Compensation — Long-Term Incentives”) and performance units designated as restricted stock units awarded to executive officers (described under “Executive Compensation and Other Benefits — Elements of Executive Compensation — Restricted Stock Units”). Although the shares for which these units may be settled are not considered beneficially owned by the respective individuals, the units are presented here as additional information because they represent an economic interest of the individuals in the Company’s common stock.

Name of Beneficial Owner	Total Beneficially Owned(1)	Vested and Deferred(2)	Performance Units(3)	Total Stock Interest (4)	Percent of Class
Christopher W. Bodine(5)
Director	-	1,457	-	1,457	*

Alec C. Covington(6)
President and Chief Executive Officer	-	384,666	128,520	513,186	*

Sam K. Duncan(7)
Director	5,000	5,811	-	10,811	*

Mickey P. Foret(8)
Director	9,000	10,098	-	19,098	*

Douglas A. Hacker(9)
Director	3,500	10,098	-	13,598	*

Hawthorne L. Proctor(10)
Director	-	9,745	-	9,745	*

William R. Voss(11)
Director	12,500	34,509	-	47,009	*

Robert B. Dimond(12)
Executive Vice President, Chief Financial Officer & Treasurer	23,665	61,991	26,127	111,783	*

Christopher Brown(13)
Executive Vice President, President and Chief Operating Officer, Nash-Finch Wholesale	30,179	33,176	29,938	93,293	*

Kathleen M. Mahoney(14)
Executive Vice President, General Counsel & Secretary	3,013	57,292	20,483	80,788	*

Calvin Sihilling(15)
Executive Vice President, Chief Information Officer	-	69,053	23,636	92,689	*

All Directors and Executive Officers as a Group (11 persons)	87,065	692,830	337,678	1,117,573	*

* Indicates beneficial ownership of less than 1%

(1)     For directors and executive officers, the number shown represents common shares beneficially owned.

(2)     For directors, the number shown represents both share units and restricted stock (performance) units that are payable in shares of Nash-Finch common stock following termination of service on the Board under the 1997 Non-Employee Director Stock Compensation Plan, the Director Deferred Compensation Plan, the 2000 Stock Incentive Plan and the 2009 Incentive Award Plan.  For executive officers, the number shown represents restricted performance units that have vested, but have been deferred into the Deferred Compensation Plan as described under “Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

(3)     Includes both the target number of performance units awarded under the Company’s Long-Term Incentive Program, 2000 Stock Incentive Plan and the 2009 Incentive Award Plan and performance units designated as restricted stock units.  The units awarded under the Company’s Long-Term Incentive Program, 2000 Stock Incentive Plan and the 2009 Incentive Award Plan will vest and be settled in shares of the Company’s common stock if and to the degree the Company achieves specified performance goals over a three-year performance period.  Actual payouts could range from 0 to 200% of the target amount. The performance units designated as restricted stock units either vest annually on the anniversary date of the award or at the end of 5 years.

(4)     Equals the sum of the total number of shares beneficially owned, shares vested and deferred as described in note (2) and the performance units described in note (3).

(5)     Vested and deferred shares of Mr. Bodine include 1,457 share units.

(6)     Vested and deferred shares for Mr. Covington include 384,666 vested performance units that Mr. Covington has deferred into the Company’s Deferred Compensation Plan. The amounts under the Performance Units column for Mr. Covington include 128,520 units awarded under the Company’s Long-Term Incentive Program.

(7)     Beneficially owned shares of Mr. Duncan include 5,000 shares of common stock.  The amounts under the Vested and Deferred column include 5,811 share units.

(8)     Beneficially owned shares of Mr. Foret include 9,000 shares of common stock.  The amounts under the Vested and Deferred column include 10,098 share units.

(9)     Beneficially owned shares of Mr. Hacker include 3,500 shares of common stock.  The amounts under the Vested and Deferred column include 10,098 share units.

(10) Vested and deferred shares of Mr. Proctor include 9,748 share units.

(11) Beneficially owned shares of Mr. Voss include 12,500 shares of common stock.  The amounts under the Vested and Deferred column include 34,509 share units.

(12) Beneficially owned shares of Mr. Dimond include 23,665 shares of common stock. Vested and deferred shares for Mr. Dimond include 61,991 vested performance units that Mr. Dimond has deferred into the Company’s Deferred Compensation Plan.  Performance units for Mr. Dimond include 26,127 units awarded under the Company’s Long-Term Incentive Program.

(13) Beneficially owned shares of Mr. Brown include 30,179 shares of common stock. Vested and deferred shares for Mr. Brown include 33,176 vested performance units that Mr. Brown has deferred into the Company’s Deferred Compensation.  Performance units for Mr. Brown include 29,938 units awarded under the Company’s Long-Term Incentive Program.

(14) Beneficially owned shares of Ms. Mahoney include 2,891 shares of common stock. Vested and deferred shares for Ms. Mahoney include 57,292 vested performance units that Ms. Mahoney has deferred into the Company’s Deferred Compensation Plan.  Performance units for Ms. Mahoney include 20,483 units awarded under the Company’s Long-Term Incentive Program.

(15) Vested and deferred shares of Mr. Sihilling include 66,054 vested performance units that Mr. Sihilling has deferred into the Company’s Deferred Compensation.  Performance units for Mr. Sihilling include 23,636 units awarded under the Company’s Long-Term Incentive Program.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Compensation and Management Development Committee Report

The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) is responsible for the development and oversight of our executive compensation policies and programs, and for determining the compensation paid to our executive officers, including each of our named executive officers.  Comprised entirely of independent Directors, the Compensation Committee has the authority to engage independent compensation consultants, as well as other advisers and experts, to provide advice and assistance in designing and implementing our executive compensation program.  During 2011, the Compensation Committee retained Towers Watson, LLC as its independent compensation consultant.

The members of the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis appearing below with Company management and based on such review and discussion, have recommended to the Board of Directors that such

 Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for 2011.

Compensation and Management

development Committee

Douglas A. Hacker, Chairman

Christopher W. Bodine

Sam K. Duncan

Mickey P. Foret

Hawthorne L. Proctor

Compensation Discussion and Analysis

Introduction

                In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following named executive officers (“NEOs”) for fiscal 2011: Alec C. Covington, our President and Chief Executive Officer; Robert B. Dimond, our Executive Vice President, Chief Financial Officer and Treasurer; Christopher A. Brown, our Executive Vice President, President and Chief Operating Officer, Nash-Finch Wholesale; Calvin S. Sihilling, our Executive Vice President, Chief Information Officer; and Kathleen M. Mahoney, our Executive Vice President, General Counsel and Secretary. Compensation decisions for the NEOS were made by the Compensation Committee.  The term fiscal 2011 refers to our fiscal year ending December 31, 2011.

Executive Summary

Objectives of Our Compensation Program

                Our compensation program for NEOs is designed to:

 •     Attract, reward and retain the key talent who are critical to our long term success

 •     Provide a competitive level of total compensation

 •     Motivate and encourage our executives to contribute to our financial success

 •     Reward our executives for leadership excellence and performance that promotes sustainable growth in stockholder value

Components of Fiscal 2011 Compensation Program

                The following chart provides a brief summary of the principal elements of our executive compensation program for fiscal 2011. We describe these elements, as well as retirement, severance and other benefits, in more detail later in this Compensation Discussion and Analysis.

Components of Compensation Paid to Named Executive Officers in Fiscal 2011
Base Salary
Form:	Fixed annual cash
Compensation Objective:	Compensate executives for their level of responsibility and sustained individual performance, consistent with competitive practices
Relation to Performance:	The Committee annually reviews the base salaries of the NEOs for competitiveness after conducting subjective performance evaluations
2011 Actions/Results:	The salary offered to our NEOs was competitive and thus no salary increases were given to NEOs for fiscal 2011
Annual Bonus Awards (STIP)
Form:	Cash, paid on an annual basis
Compensation Objective:	Motivate executives to focus on achievement of our annual business objectives
Relation to Performance:	The amount of the annual bonus, if any, is dependent on achievement of financial and operational performance goals
2011 Actions/Results:

Target bonuses ranged from 60% to 100% of salary

Bonuses earned by all NEOs were based on the attainment of individual Plan metric; the financial metric for all NEOs other than Mr. Brown was based on overall corporate financial performance and a payout was earned at 99.5% of target; Mr. Brown’s financial metrics were more heavily weighted on the metrics for food distribution and retail segments and Mr. Brown earned a payout at 114% of target.

Long-Term Incentive Plan Compensation (LTIP)
Form:	Performance units, earned based on a performance over a three year performance period
Compensation Objective:	Align executive interests with stockholder interests; create a strong financial incentive for achieving or exceeding long-term performance goals
Relation to Performance:	Payment is based on our financial performance; the value of performance units is based on our stock price
2011 Actions/Results:	The target number of shares underlying performance units granted to NEOs in fiscal 2011 ranged from 4,507 shares to 28,888 shares

Link Between Our Financial Performance and Executive Compensation

Our Company experienced a challenging economic environment in Fiscal 2011, as more specifically described under “Management’s Discussion and Analysis” in our Annual Report on Form 10-K.  In spite of the challenges of our industry, the Compensation Committee believes that our executive team has consistently performed at a high level and is fully focused on achieving our short-term and long-term goals for growth and profitability.  We believe that, over the past several years, the performance-based components of our compensation program have effectively linked our NEOs’ compensation to our financial performance.

The table below***sets forth the compensation actually delivered to Mr. Covington for fiscal years 2009, 2010 and 2011. The performance based opportunities provided to Mr. Covington consisted of the following: Bonus, Performance Units and SARs. The payouts actually delivered demonstrate that our compensation vehicles utilize targets that are aggressive, yet achievable, thus forging the link between executive compensation and stockholder interests. Over the past three years, Mr. Covington, like the other NEOs, did not earn the full compensation opportunities established by the Compensation Committee, as the Company’s achievements during the economic downturn were less than planned. Of particular note is that no annual bonus was paid in 2009; less than half the annual bonus opportunity was paid in 2010; and slightly less than 100% of the bonus opportunity was earned in 2011. In addition, the SARs awarded to the NEOs in connection with the Company’s acquisition of certain assets of GSC Enterprises, Inc. never vested due to the fact that the Company’s stock did not trade at or above $55.00 per share for 90 consecutive trading days during the vesting period. The Restricted Stock Units (“RSUs”) were granted in connection with the hiring of Mr. Covington as our CEO.

Fiscal Year	Salary	Bonus	Performance Unit Payout	Percentage Of Target Achieved	RSU Vesting	SAR Vesting	Total Direct Compensation
2011	$ 852,937	$ 845,508	$ 1,715,323	130%	$ 1,251,281	$ -	$ 4,665,049
2010	$ 852,937	$ 395,553	$ 2,395,766	180%	$ 1,162,417	$ -	$ 4,806,673
2009	$ 869,340	$ -	$ 1,774,212	87.5%	$ 1,496,880	$ -	$ 4,140,432

*** This table is provided as supplemental information to show the total compensation paid to Mr. Covington in fiscal 2011, 2010 and 2009. A comparable illustration would apply to our other NEOs. The information in the supplemental table below differs from the information in the Summary Compensation Table in several ways. Specifically, the table below (i) omits the columns captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation,” because those dollar amounts are not generally related to performance, and (ii) shows actual payout values of performance units, restricted stock units (RSUs) and stock appreciation rights (SARs).

Compensation and Corporate Governance Practices

                The Compensation Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

•      The Compensation Committee is composed entirely of directors who are independent, as required by NASDAQ.

•      The Compensation Committee utilizes the services of Towers Watson, an independent compensation consultant.

•      We allocate a substantial portion of compensation to performance-based compensation. In fiscal 2011, approximately 71% of the total annual and long-term compensation, in the case of Mr. Covington, and approximately 55% of the total annual and long-term compensation, in the case of all other NEOs, was variable and tied to financial performance.

•      We award a substantial portion of compensation in the form of long-term awards, namely, performance units under our LTIP, so that the NEOs’ interests are aligned with stockholders’ interests and our long-term performance.

•      Annual bonus opportunities for the NEOs under our STIP program (the Executive Incentive Program are based on key financial metrics.

•      We have meaningful stock ownership guidelines.

•      We have clawback provisions in our STIP and LTIP plans.

•      We have an insider trading policy applicable to our NEOs and other specified employees that prohibits hedging and similar activities with respect to our stock.

•      Starting in 2012, any new change in control agreements with newly hired or promoted executives will not contain tax gross-up provisions.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to attract, reward and retain the key talent who are critical to our long term success.  In fiscal 2011, we utilized three primary vehicles to award compensation to our NEOs and other executives:

•          Base pay

•          Annual bonus opportunity offered through our STIP

•          Long term incentive opportunity offered through our LTIP

Both the STIP and LTIP plans are performance based and utilize performance criteria that are designed to achieve specific, measurable results intended to create value for our stockholders.

When evaluating compensation programs, we evaluate the programs to ensure they meet the following objectives:

•      Strong Relationship Between Performance and Pay — We believe that executive compensation should be strongly linked to measured performance with a substantial portion of pay at risk.  By doing so, we provide the opportunity for both higher than market average compensation over periods of sustained excellent financial performance and lower than market average compensation in times of poor financial performance.

•      Pay Competitively at Target Performance — We intend to provide executives with compensation opportunities competitive with those in companies, comparable in size and scope, with which we compete for people and customers (“comparable positions”), while supporting a high-performance culture by tying a substantial portion of compensation to results.  With the assistance of Towers Watson, we annually conduct a competitive assessment of our executive compensation programs to help us achieve this goal.

•      Much Compensation Remains At Risk After it is Earned — To ensure management’s alignment with our stockholders, stock-based compensation represents a substantial portion of total executive compensation.  Indeed, 93% of the vested equity compensation earned collectively by our NEOs since 2005 was deferred and therefore remains at risk.  During 2011 we granted stock-based compensation to our NEOs under the LTIP in the form of performance units, which pay out in common stock after the end of a three-year performance measurement period if we achieve the specified performance metrics.

•      Adapt Pay Programs over Time as the Company’s Circumstances and Needs Change — We are not static in our approach to executive compensation.  We make changes when appropriate to ensure continued alignment between our management and the interests of our stockholders and to properly incentivize and reward management.

•      Ensure Compensation Programs Do Not Create Risk for the Company — We design our compensation programs and set our performance targets at levels which incentivize our executives to deliver value to our stockholders without incentivizing inappropriate risk taking.   While we always evaluate compensation programs with an eye towards risk management, the recent economic downturn sharpened our focus on risk management.  Our review of our compensation programs confirmed that the performance targets we set for our compensation programs align management with our stockholders and do not incent excessive risk taking.  The weighting of our compensation programs toward long-term incentives that reward sustainable performance and stockholder return further minimize any incentive for executives to engage in imprudent risk taking.

•      Include Clawback Provisions in STIP and LTIP.  Our use of clawback provisions in our STIP and LTIP plans further guards against excessive risk taking.

Say on Pay Vote

The Compensation Committee believes that our executive compensation programs have been effective in driving performance in a difficult economic environment by offering competitive pay for financial performance, aligning the interests of our stockholders and our executives and enabling us to attract and retain qualified and experienced executives. Last year, more than 91% of the stockholders casting votes on our Say-on-Pay proposal (including abstentions as votes cast) voted in favor of approving the compensation for our NEOs. Under Proposal 2 in this Proxy Statement, we are recommending that stockholders cast their advisory vote in favor of approving the compensation for the NEOs as disclosed in this Proxy Statement.

 Determination of Competitive Compensation and Role of Executive Officers in Determining  Compensation

                In determining fiscal 2011 compensation, the Compensation Committee engaged Towers Watson as its compensation consultant. The primary duties of Towers Watson were to:

•      Provide the Compensation Committee with independent and objective market data comparing the compensation paid to our executives to the compensation paid by our peers and by companies with which we compete for talent and business for comparable positions;

•      Conduct compensation analysis, including a review of the salary, annual bonus target and long-term incentive levels applicable to our executives; and

•      Review components of our compensation program as requested from time to time by the Compensation Committee and recommend plan design changes as appropriate.

Towers Watson does not provide any services to us or our affiliates, other than those that it provides to the Compensation Committee.

The Compensation Committee reasonably relied on Towers Watson’s expertise to select sources of comparable information.  Towers Watson performed its review by using the following survey data: Towers Watson 2011 General Industry Executive Compensation Database; the Stanton Group 2011 Wholesale/Retail Group Compensation Survey; and the data from our 2011 Peer Group: Arden Group, Inc.; Core-Mark Holding Company Inc.; Ingles Market Inc.; Spartan Stores, Inc.; Ruddick Corporation; Supervalu, Inc.; United Natural Foods, Inc.; Winn-Dixie; and Weiss Markets.

The compensation databases provide market information with respect to both annual and long-term compensation.  The Compensation Committee uses Towers Watson’s analysis of compensation databases that include numerous companies as a reference point to provide a framework for compensation decisions; we do not benchmark against specific companies in the databases utilized by Towers Watson in preparing its reports.  This competitive market check is informative, but not determinative, as often it is not clear whether the scope and breadth of positions at different organizations are comparable to the positions at our Company.  The Compensation Committee does not target specific percentiles of annual, long-term or total compensation as indicative of the compensation to be paid to our NEOs.  Instead, the Compensation Committee exercises discretion and reviews a variety of factors, such as internal equity and sustained individual and Company performance, when setting our NEOs’ compensation.

In connection with fiscal 2011 compensation, Mr. Covington, aided by our human resources personnel, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels for the other NEOs.  Mr. Covington did not make recommendations as to his own compensation and was excused from the Compensation Committee meetings when his compensation was discussed by the Compensation Committee.  The ultimate decisions regarding executive compensation were made by the Compensation Committee.

Elements of Executive Compensation

Base Pay

Base pay is set by the Compensation Committee and is based on a number of factors, including the role, level of responsibility and experience of the executive, corporate performance, and competitive compensation offered by companies with which we compete for business and talent.  The market data provided by Towers Watson showed that the base pay paid by the Company was competitive with the compensation offered by the companies with which we compete for business and talent.  As a result, the Compensation Committee did not grant salary increases to any NEO in 2011.

Annual STIP Bonus

Annual STIP bonuses awarded to the NEOs are based upon performance against objectively measurable, predetermined financial, operational and strategic goals approved by the Compensation Committee.  The financial goals are linked to our Consolidated EBITDA and, in appropriate cases, operating unit profitability, while the operational goals consist of an independent assessment of retail store operating performance and assessments of fill rate, on-time deliveries and a customer satisfaction survey conducted by an independent research firm for the food distribution and military segment.  These goals are set at levels that are aggressive but achievable and reflect performance in excess of what we would consider normal performance.

Our STIP includes a gate that provides that no bonuses will be paid unless the financial component of the performance goals is attained and also limits the percentage payout for the non-financial components to the percentage paid on the financial component.  The STIP offers the possibility of an upside payout if the performance goals are exceeded.  The upside opportunity is capped at 150% of target and is only achieved if our performance exceeds the financial target.

The Compensation Committee retains discretion under the STIP to (1) provide for downward adjustments in bonus payouts by adjusting the payout factor percentages, and (2) equitably adjust financial performance factors such as net earnings to reflect the impact of events such as reorganizations, recapitalizations, significant acquisitions or divestitures, and changes in accounting policies, but only to the degree permitted by section 162(m) of the Internal Revenue Code.

STIP bonuses are paid in cash, subject to the option of participants to elect to receive up to 100% of their bonuses in shares of our common stock in lieu of cash. To further encourage bonus plan participants to increase their ownership interest in our common stock, participants who elect to receive all or part of their bonuses in shares of common stock receive additional shares of restricted stock equal to 15% of the shares paid in lieu of cash. All such restricted stock will vest after two years of continued employment, if the executive has retained beneficial ownership of the unrestricted shares. All bonus and restricted shares are issued under the Nash-Finch Company 2009 Incentive Award Plan (the “2009 Plan”).

For fiscal 2011, the STIP Target opportunity for the NEOs was set with reference to each NEO's base pay.  In accordance with past practice, Mr. Covington was given the opportunity to earn an STIP bonus with a target set at 100% of base pay, and the remaining NEOs were given the opportunity to earn an STIP bonus with a target set at 60% of base pay.

The Company- wide Consolidated EBITDA Target for our 2011 STIP for all NEOs other than Mr. Brown was $137,625,729.  This Consolidated EBITDA Target was a gating target, so that no bonuses would be paid to those NEOs unless performance exceeded 90% of target, and the percentage payout for the non-financial components was limited to the percentage paid on the Consolidated EBITDA component.  The EBITDA target for Mr. Brown was an internal target set with reference solely to the EBITDA achieved by the food distribution and retail segments; it also served as a gating target, similar to the Consolidated EBITDA target discussed immediately above.  We do not publicly disclose targets for individual segments.  To do so, would require the disclosure of confidential information that would put us at a competitive disadvantage as well as cause the disclosure of confidential commercial and business information.   Moreover, disclosure of this confidential information would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders further justifying our decision not to disclose this information.

The Compensation Committee had discretion to reduce, but not increase, the amount calculated based on achievement of the Consolidated EBITDA Target based on achievement of other specific financial and operational goals.  Because the other specific financial and operational goals reflect management’s strategic and operating plans, disclosure of which would put us at a competitive disadvantage as well as causing the disclosure of confidential commercial and business information, we do not disclose this information.  Moreover, disclosure of this confidential information would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders further justifying our decision not to disclose this information.

In 2011, the NEOs’ performance against the 2011 STIP metrics resulted in payment of approximately 99.5% of each NEO’s STIP Target other than Mr. Brown, whose financial targets were based on the financial performance of the food distribution and retail segments alone.  The performance against the 2011 financial metrics for Mr. Brown resulted in a payout at 114% of target.  All STIP bonuses for the NEOs were paid in cash.

LTIP Awards

Long-term incentive awards are designed to align the interests of the executives with our longer-term objectives and those of our stockholders and to reward them in relation to the achievement of these objectives.  The goals are set by the Compensation Committee at levels that we believe are aggressive but achievable and reflect performance in excess of what we would consider normal performance.  Awards under the LTIP plan consist solely of performance units.  The performance units vest after a three-year performance period, with a payout that can vary between 0% and 200% of a participant’s target payout.

With the assistance of Towers Watson, the Compensation Committee established the metrics for the 2011 LTIP as:

•          a blend of absolute Return on Net Assets (RONA) and Compound Annual Growth Rate (CAGR) of RONA compared to the results achieved by our peers; and

•          a comparison of our CAGR of Consolidated EBITDA results compared to the results achieved by our peers.

The size of performance unit awards made to the NEOs was based on position level, and consistent with competitive practices for long-term incentives and overall direct compensation as reported by Towers Watson.  In accordance with past practice, in 2011, we awarded Mr. Covington a grant of performance units equal in value at the grant date to $1,250,000, and the remaining NEOs were awarded a grant equal in value at the grant date to 60% of their base salary.

In 2011, the Company made the payout of compensation earned under the 2008 LTIP for the performance period 2008-2010.  The metrics for that plan were CAGR of Consolidated EBITDA as compared to our peers and achievement of our goals related to Free Cash Return on Net Assets against specified targets.  All NEOs were participants in that plan and, like all other plan participants, received a payout which equaled 130% of the payout opportunity.

The measurement period for the 2009 LTIP plan ended with fiscal 2011.  The metrics for that plan were (1) a blend of absolute RONA and CAGR of RONA and (2) the comparison of the cumulative three-year actual EBITDA results to the cumulative three-year strategic plan EBITDA targets.  All NEOs were participants in that plan and, like all other plan participants, will not receive a payout under the 2009 LTIP plan because the Company did not achieve the performance metrics of the 2009 LTIP.

When the NEOs were first hired (or promoted), each received one or more restricted stock unit grants which were designed to attract and retain a new executive team and to incent them to develop and implement a new strategic plan which would stabilize our business and promote long term growth.  Messrs. Covington and Dimond each received two grants, one vesting after three years of continuous employment, the other after five years of continuous employment.  Messrs. Brown and Sihilling and Ms. Mahoney each received one grant vesting after five years of continuous employment.   All of these restricted stock units have now vested.

The Towers Watson report to the Compensation Committee indicated that, without these restricted stock unit grants, the total compensation for the NEOs is below the competitive level of total compensation at the peer companies in the compensation study. The Compensation Committee decided not to make additional restricted stock unit grants in fiscal 2011 to address this discrepancy, but instead decided to consider increasing the target STIP amounts and target LTIP awards for NEOs in 2012 to bring the NEOs’ total compensation more closely aligned to competitive levels.

Clawback of STIP Bonuses and LTIP Awards

The agreements under which STIP bonus payments and LTIP performance unit awards are made provide that if the CEO and CFO do not receive, or are required to reimburse us for, an annual bonus or performance unit payout in accordance with section 304 of the Sarbanes-Oxley Act of 2002, then all of our Executive Vice Presidents, Senior Vice Presidents and Vice Presidents will similarly be denied, or obligated to repay, any bonus or performance unit payout for such period.  Section 304 would be triggered by an accounting restatement resulting from material non-compliance as a result of misconduct with financial reporting requirements under securities laws.  In addition, the STIP bonuses and LTIP awards will be subject to forfeiture under clawback policies to be adopted by the Compensation Committee in accord with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Retirement, Savings and Other Benefit Programs

Our NEOs participate in various executive retirement, savings, deferred compensation and severance programs which are described in greater detail below.  Specifically, we provide the following benefits to our NEOs generally on the same basis as the benefits provided to all employees:

•          Health, vision and dental insurance

•          Life insurance

•          Disability insurance

•          401(k) plan

We believe that these benefits are consistent with those offered by other companies, specifically those provided by our peers.

The NEOs also participate in two executive plans, as described below, that allow them to accumulate savings for retirement, in addition to the tax qualified savings plans for which all full-time associates are eligible.   The Nash-Finch Supplemental Executive Retirement Plan is an unfunded plan designed to reward and promote long tenure with the Company by providing retirement income to eligible participants.  The Deferred Compensation Plan permits each NEO to plan for retirement by annually deferring a portion of salary, annual bonus, and LTIP payouts into the Deferred Compensation Plan.

We provide limited perquisite opportunities to our NEOs.  We cover the costs of executive health screening for the NEOs.

Severance and Change in Control Agreements

We provide change in control benefits to provide income continuation upon certain involuntary terminations and to retain key executives, including our NEOs, during a potential change in control.  The Compensation Committee approved the change in control provisions in these agreements because the Compensation Committee desired to reinforce and encourage the continued attention and dedication of our  NEOs to their assigned duties, notwithstanding the potential impact a change in control transaction could have on their respective careers or positions, and to alleviate financial hardships that may be experienced by our NEOs if their employment is involuntarily terminated under specified circumstances.  Under the existing change in control agreements, in the event that it is determined that any payment by us to our NEOs would be a “golden parachute payment” and, therefore, result in the imposition of an excise tax under section 4999 of the Internal Revenue Code, our NEOs will receive a payment sufficient to place the NEOs in the same after-tax position as if no excise tax had been applicable.

The Compensation Committee has approved a new form of change in control agreement that does not contain a gross-up for excise tax under section 4999 of the Internal Revenue Code.  New change in control agreements entered into after December 31, 2011, will not contain a tax gross up provision.

For a more detailed description of the change in control arrangements applicable to our NEOs, see the discussion set forth in detail below under the heading “Potential Payments upon Termination or Change in Control.”

Stock Ownership Guidelines

The Compensation Committee previously approved stock ownership guidelines applicable to Nash-Finch officers, including the NEOs.  Those guidelines provide that an executive is expected to make regular, good faith efforts to achieve a specified ownership target. The ownership target for the CEO is five times base salary; for executive and senior vice presidents three times base salary; and for vice presidents one times base salary. For these purposes, an individual’s ownership position includes both shares of common stock and derivative securities exercisable or convertible into shares of common stock (including stock options , performance units and restricted stock units), and includes all such securities beneficially owned by the individual.

Shares are valued for these purposes based on the average of the closing prices on the final trading day of the week for the prior 52 weeks.  A derivative security is valued at the “spread” between the aggregate value (determined as provided in the previous sentence) of all vested shares underlying the derivative security and the aggregate exercise price, if any, of that derivative security.  Executives must comply with the guidelines on the basis of vested equity alone, and an executive is required to retain at least 50% of each equity award settled until such time as the executive satisfies the ownership guidelines on the basis on vested equity alone.  The Compensation Committee periodically reviews current ownership levels relative to the guidelines, and may exclude an individual from participation in our long-term incentive plan if satisfactory progress toward an ownership target is not being made.  As of February 27, 2012, each of the NEOs held sufficient vested equity interests to comply with the stock ownership requirements of the stock ownership guidelines.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally provides that we may not deduct compensation in excess of one million dollars paid in any taxable year to the CEO or the other executive officers named in the Summary Compensation Table, unless the compensation in excess of one million dollars is “performance based compensation.” Compensation that is deferred until retirement does not count toward the one million dollar limit. The adoption of the Performance Incentive Plan in 2009 was intended to allow annual bonuses to qualify as “performance based compensation” for any of these individuals who might receive compensation in excess of one million dollars in any taxable year.  The performance units granted in 2011 were intended to meet the requirements of “performance based compensation” under section 162(m).  The Compensation Committee will not necessarily limit executive compensation to amounts deductible under section 162(m) of the Internal Revenue Code since it wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Summary Compensation Table

The table below presents the annual compensation for services in all capacities to the Company for the periods shown for the Company’s (1) Chief Executive Officer, (2) Chief Financial Officer, and (3) three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers of the Company on December 31, 2011. These officers are referred to as the “named executive officers.”  All dollar amounts are in United States dollars.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension value and Nonqualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)

Alec C. Covington	2011	852,937	-	1,149,165	-	845,508	7,647	179,311	3,034,568
President and	2010	852,937	-	1,185,317	-	395,553	6,230	175,297	2,615,334
Chief Executive Officer	2009	869,340	-	890,308	-	-	7,784	186,952	1,954,384

Robert B. Dimond	2011	376,593	-	206,896	-	223,841	2,773	94,865	904,968
Executive Vice President,	2010	375,681	-	213,404	-	104,719	2,157	79,608	775,569
Chief Financial Officer	2009	382,906	-	160,260	-	-	2,485	108,350	654,001
and Treasurer

Christopher A. Brown	2011	475,407	-	262,031	-	325,294	3,686	104,539	1,170,957
President and COO	2010	475,407	-	270,302	-	132,644	2,903	99,553	980,809
Nash Finch Wholesale	2009	484,549	-	203,025	-	-	3,421	116,970	807,965

Calvin S. Sihilling	2011	381,488	-	206,896	-	223,841	3,133	98,147	913,505
Executive Vice President	2010	381,488	-	213,404	-	104,719	2,512	79,607	781,730
Chief Information Officer	2009	386,152	-	160,260	-	-	3,054	94,510	643,976

Kathleen M. Mahoney	2011	329,011	-	179,288	-	193,995	3,729	74,622	780,645
Executive Vice President,	2010	328,713	-	184,919	-	90,757	3,175	69,636	677,200
General Counsel & Secretary	2009	332,687	-	115,756	-	-	4,246	75,972	528,661

1. Highly compensated employees are permitted to defer the receipt of cash compensation pursuant to the Deferred Compensation Plan as described under “Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.” Such compensation is included in the salary reported for such NEOs.  Following is the portion of salary deferred by the named executives:

Robert B. Dimond	$75,233
Calvin S. Sihilling	$71,798

2. The amounts reported for stock awards reflect the grant date fair value of performance units granted under the 2000 Stock Incentive Plan and 2009 Incentive Award Plan pursuant to the Company’s Long-Term Incentive Plan and of restricted stock units also issued under the Company’s 2000 Stock Incentive Plan and 2009 Incentive Award Plan.  Grants under the Company’s Long-Term Incentive Plan vest after a three-year performance period, with a payout that can vary between 0% and 200% of an executive’s target payout.  The grant date fair value of these awards is computed in accordance with ASC Topic 718 and is presented in the above table with an assumed 100% achievement level. If the Company pays a dividend during the vesting period, the restricted stock unit account balances are credited with additional units representing the deemed reinvestment of dividend equivalents. The grant date fair market value of the restricted stock units assumes the dividend equivalent reinvestment; therefore, these are not reported as additional compensation for the NEOs.

For awards that are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. The value of the awards at the grant date assuming the highest level of performance conditions will be achieved is set forth below.

Name	Year	Stock Awards ($)

Alec C.	2011	2,298,329
Covington	2010	2,370,634
	2009	1,780,616

Robert B.	2011	413,792
Dimond	2010	426,807
	2009	320,520

Christopher A.	2011	524,062
Brown	2010	540,603
	2009	406,049

Calvin S.	2011	413,792
Sihilling	2010	426,807
	2009	320,520

Kathleen M.	2011	358,577
Mahoney	2010	369,838
	2009	231,512

3. Non-Equity Incentive Plan Compensation reflects cash awards earned during the year but payable in the following year under the Company’s bonus program as described under “Compensation Discussion and Analysis—STIP Bonuses.” In 2011, the performance at (other than Mr. Brown) NEO’s against the 2011 metrics resulted in a 99.5% STIP bonus payout.  The performance against Mr. Brown’s 2011 metric resulted in 114% of target.

4. Reflects above market earnings on deferred compensation account balances.

5.   For each NEO the amount shown for each year may include a Company contribution on behalf of the officer to Nash-Finch’s Supplemental Executive Retirement Plan (“SERP”), Company contributions to the Nash-Finch Profit Sharing Plan (a 401(k) plan), life insurance premiums paid by the Company and costs paid by the Company for executive health screening programs.  The components of the amount which exceed $25,000 for any each NEO are as follows:

Name	Credit To SERP

Alec C. Covington	$169,511
Robert B. Dimond	74,794
Christopher A. Brown	94,739
Calvin S. Sihilling	74,794
Kathleen M. Mahoney	64,822

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the NEOs with respect to the fiscal year ended December 31, 2011:

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2011

Name	Grant Date	Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Excersise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (3) ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Max- imum (#)
Alec C. Covington	2/28/2011	-	-	-	14,444	28,888	57,776	-	-	-	1,149,165
	N/A	$ 255,000	$ 850,000	$ 1,275,000

Robert B. Dimond	2/28/2011		-	-	2,601	5,201	10,402	-	-	-	206,896
	N/A	$ 67,500	$ 225,000	$ 337,500

Christopher A. Brown	2/28/2011		-	-	3,294	6,587	13,174	-	-	-	262,031
	N/A	$ 21,375	$ 285,000	$ 427,500

Calvin S. Sihilling	2/28/2011		-	-	2,601	5,201	10,402	-	-	-	206,896
	N/A	$ 67,500	$ 225,000	$ 337,500

Kathleen M. Mahoney	2/28/2011		-	-	2,254	4,507	9,014	-	-	-	179,288
	N/A	$ 58,500	$ 195,000	$ 292,500

1.  Reflects the maximum amounts payable under the Company’s bonus program as described under “Compensation Discussion and Analysis – STIP Bonuses”.  Based on the Company’s performance against the targets for the bonus plan, the payout of bonuses could range between zero to 150%.

2.  The amounts reflect performance units granted under the 2009 Incentive Award Plan pursuant to the Company’s Long-Term Incentive Plan as described under “Compensation Discussion and Analysis — LTIP Awards.”  The performance units will pay out in shares of Nash-Finch common stock.  Depending on our ranking against the plan metrics, a participant could receive a number of shares ranging from zero to 200% of the number of performance units granted.  The minimum payout under the LTIP if performance is sufficient to earn a payout is 50%. The information in this column assumes a minimum payout is earned.

3.  Reflects the minimum amount that can be paid based on the participant's metrics and assuming that the overall gate is met.  The STIP includes a gate that provides that no bonuses will be paid unless the financial component of the performance goal is attained.

Outstanding Equity Awards at Fiscal Year End

                The following table shows all stock that has not vested and stock incentive plan awards for each of the NEOs as of December 31, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Un- derlying Unexer- cised Options (#) Exercis- able	Number of Securities Underlying Un- exercised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units of Other Rights That Have Not Vested ($)

Alec C. Covington	-	-	-	-	-	-	-	33,165 (1)	$971,071
	-	-	-	-	-	-	-	28,888 (2)	$845,841
	-	-	-	-	-	-	-

Robert B. Dimond	-	-	-	-	-	41,558 (3)	$ 1,216,809	5,971 (1)	$174,831
	-	-	-	-	-	-	-	5,201 (2)	$152,285
	-	-	-	-	-	-	-

Christopher A. Brown	-	-	-	-	-	-	-	7,563 (1)	$221,445
	-	-	-	-	-	-	-	6,587 (2)	$192,867
	-	-	-	-	-	-	-

Calvin S. Sihilling	-	-	-	-	-	-	-	5,971 (1)	$174,831
	-	-	-	-	-	-	-	5,201 (2)	$152,285
	-	-	-	-	-	-	-

Kathleen M. Mahoney	-	-	-	-	-	-	-	5,174 (1)	$151,495
	-	-	-	-	-	-	-	4,507 (2)	$131,965
	-	-	-	-	-	-	-

1. Awards were granted under the LTIP plan and will vest at the end of 2012.  The amount that will vest is dependent on the Company's performance against key performance measures and can range from zero to 200% of the units granted.

2. Awards were granted under the LTIP plan and will vest at the end of 2013.  The amount that will vest is dependent on the Company's performance against key performance measures and can range from zero to 200% of the units granted.

3. Awards were granted on January 2, 2007 and will vest on the fifth anniversary of the grant date, assuming continued employment with the Company.

Stock Vested

                Shown below is information with respect to vesting of restricted share units and settlement of performance units for each of the NEOs with respect to the fiscal year ended December 31, 2011.  There are no options outstanding:

Stock Vested for the Fiscal Year Ended December 31, 2011

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Alec C. Covington	79,078	2,966,604
Robert B. Dimond	8,254	308,782
Christopher A. Brown	63,124	1,801,071
Calvin S. Sihilling	49,911	1,706,383
Kathleen M. Mahoney	42,064	1,434,255

(1)     Messrs. Covington, Dimond, and Sihilling and Ms. Mahoney deferred these shares to the Deferred Compensation Plan. Mr. Brown deferred 10,455 of these shares to the Deferred Compensation Plan. The remaining 52,669 shares for Mr. Brown were settled net of tax and Mr. Brown received 30,179 shares of common stock.

Supplemental Executive Retirement Plan

                The Nash-Finch Supplemental Executive Retirement Plan (“SERP”) is an unfunded plan designed to reward and promote long tenure with the Company by providing retirement income to eligible participants to supplement amounts available from other sources.  The Committee oversees the administration of the Plan, and approves the list of participants from among Nash-Finch’s management and highly compensated employees.  Currently, the executive officers of Nash-Finch participate in the SERP.

                Under the SERP, each participant who is actively employed by, or on an approved leave of absence from, Nash-Finch or an affiliated entity on the last day of a calendar year will be credited with an amount equal to 20% of his or her base salary for that year.  On the last day of each calendar quarter, each participant’s SERP account is credited with earnings on the average daily account balance during that quarter at a rate equal to the quarterly equivalent of the average annual corporate bond yield for each month during the quarter, as reported by Moody’s Investor’s Service, Inc.

                Other than our CEO who is fully vested in his accounts, an active participant becomes fully vested in his or her SERP account balance upon the earlier of completing ten years of participation in the plan or reaching age 65.  A participant also becomes fully vested upon death or disability during the term of his or her employment, or upon a change in control of Nash-Finch.  A participant is not vested during his or her first five years of participation in the SERP, but becomes 50% vested after five years’ participation, and the level of vesting increases by ten percent per year thereafter.  The Committee has the authority under the Plan to accelerate the vesting of a participant’s interest in his/her SERP account.  The entire balance of a participant’s SERP account will be forfeited if the participant engages in competitive activity at any time while the participant is employed by Nash-Finch or an affiliated entity or is receiving distributions under the SERP, or if the participant’s employment is terminated for dishonesty or criminal conduct.  Distributions under the SERP begin the first month of the next calendar year following a participant’s termination of employment.  Payments will be made in 120 monthly installments, determined in each case by dividing the participant’s vested account balance by the number of remaining payments due.  Prior to commencement of a participant’s distributions, the Committee may elect to make the distribution in any alternative form, subject to certain conditions set forth in the SERP.

                Company contributions and earnings credited to the SERP accounts of the executive officers named in the Summary Compensation Table are included in the “All Other Compensation” figures shown in that table.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

                Highly compensated employees of Nash-Finch, including the executive officers, are permitted to defer the receipt of their cash and long-term incentive compensation pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan permits each participant to annually defer a portion of his or her salary, annual bonus, commissions and/or long-term incentive plan payouts up to maximum percentages permitted by the Plan, and to have the amount deferred credited by book entry to a deferred compensation account. The Plan also provides that Company contribution credits will be made to a participant’s account under the Plan if and to the extent Company contributions to the participant’s account under the Company’s profit sharing/401(k) plan are reduced because of a reduction in the participant’s salary resulting from participation in the Plan. Each participant must allocate amounts credited to his or her deferred compensation account among various benchmark investment funds approved by the Plan Administrator. The balance in each deferred compensation account is adjusted daily to reflect the investment experience of the selected investment funds, as if amounts credited to the account had actually been invested in the investment funds. If a participant elects to defer the receipt of shares of Nash-Finch common stock issuable under the Nash-Finch 2000 Stock Incentive Plan or the Nash-Finch 2009 Incentive Award Plan, the deferred shares are credited as share units to a share sub-account under the Plan, distributions from which may be made only in shares of Nash-Finch common stock issued under the 2000 Stock Incentive Plan or the 2009 Incentive Award Plan, as applicable. The balance in a participant’s deferred compensation account will be payable upon retirement, death, disability, termination of employment or, if a participant so elects, at a date certain in the future or upon a change in control of the Company. Distributions may generally be made in a lump sum or in up to 15 annual installments. Participants are always 100% vested in their account balances.

Nonqualified Deferred Compensation for the Fiscal Year Ended December 31, 2011

The following table shows contributions, earnings and balances under our Deferred Compensation Plan.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate/ Withdrawals/ Distributions ($)	Aggregate Balance at Last FYI ($)
	Deferred
Alec C. Covington	Compensation Plan	2,966,604	258,842		(4,615,390)	-	11,263,006
	SERP	-	169,511	(2)	46,019	-	1,102,345
	Deferred
Robert B. Dimond	Compensation Plan	384,015	42,518		(752,901)	-	2,390,325
	SERP	-	74,794	(2)	16,984	-	419,058
	Deferred
Christopher A. Brown	Compensation Plan	391,122	21,673		(378,886)	-	971,405
	SERP	-	94,739	(2)	22,469	-	550,190
	Deferred
Calvin S. Sihilling	Compensation Plan	1,778,181	32,642		(483,820)	-	2,452,532
	SERP	-	74,794	(2)	18,974	-	459,406
	Deferred
Kathleen M. Mahoney	Compensation Plan	1,434,255	26,691		(394,146)	-	1,685,082
	SERP	-	64,822	(2)	22,023	-	511,246

1. Includes the following amounts for NEOs which are reported for such named officer as salary in the Summary Compensation Table:

Robert B. Dimond	$75,233
Calvin S. Sihilling	$71,798

The amount for all officers listed above also includes prior year equity awards that vested during fiscal year 2011, which were deferred into the Deferred Compensation Plan.

2. Amounts for NEOs are included for such named officers in All Other Compensation in the Summary Compensation Table.

The table below shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2011.

Name of Fund	Rate of Return	Name of Fund	Rate of Return

Allianze NFJ Small Cap Value Inst	2.52%	Fidelity Freedom 2010	(0.28%)
American Funds Growth Fund of America R4	(4.87%)	Fidelity Freedom 2020	(1.36%)
Artisan Mid Cap Investor Class	(2.08%)	Fidelity Freedom 2030	(3.15%)
Buffalo Small Cap	(4.67%)	Fidelity Freedom 2040	(4.63%)
Dodge & Cox Stock	(4.08%)	Fidelity Freedom Income	2.02%
Fidelity Balanced	1.68%	Fidelity Spartan 500 Index Inv	2.03%
Fidelity Diversified International	(13.78%)	Perkins Mid Cap Value I	(2.43%)
Fidelity Freedom 2000	2.01%	PIMCO Total Return Institutional	4.16%

Potential Payments Upon Termination or Change In Control

                The section below describes the amount of compensation that may be made to NEOs of the Company in the event of termination of such executive’s employment or in connection with a change in control.  The amount of compensation payable to each NEO upon voluntary termination, voluntary for-good-reason termination, retirement, involuntary not-for-cause termination, involuntary for-cause termination, disability or death of the executive, or in connection with a change in control is shown in the tables below.  The amounts shown assume that such termination or change in control was effective as of December 31, 2011, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination.  For stock-based awards, the fair market value of the Company’s stock on December 30, 2011, the last trading day of the Company’s 2011 fiscal year, was used to determine compensation earned.  The actual amounts to be paid out can only be determined at the time of such executive’s termination from the Company.  For stock appreciation rights, the fair market value of the Company’s stock on December 30, 2011 was used to determine the number and value of restricted stock units that would be awarded upon the executive’s termination due to death or disability.

Payments Made Upon Termination

                Regardless of the manner in which a NEO’s employment terminates, s/he is entitled to receive amounts earned during the term of his or her employment.  Such amounts include:

•         If s/he is employed on the last day of the year, non-equity incentive compensation under the bonus plan earned during the fiscal year. If termination is prior to the last day of the year, non-equity incentive compensation is forfeited;

•         Amounts contributed under the Deferred Compensation Plan; and

•         Amounts accrued and vested through the Company’s Supplemental Executive Retirement Plan and Deferred Compensation Plan.  In connection with his or her initial commencement of participation in the Deferred Compensation Plan, the participant irrevocably elects the form and manner to receive the Termination Benefit as either a single lump sum payment or pursuant to the Annual Installment Method for up to five years.  If a Participant does not make any election in respect to the payment of the Termination Benefit, then such Participant shall be deemed to have elected to receive the benefit in a single lump sum payment.  The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date.  Remaining installment payments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date. However, for the NEOs, Section 409A of the Internal Revenue Code requires that payments are not to be made during the six month period following termination of employment.

Payments Made Upon Retirement

                In the event of the retirement of a NEO, in addition to the items identified under “Payments Made Upon Termination” above:

•         All exercisable options and stock appreciation rights of the officer will remain exercisable for three years or until the end of their term, whichever is sooner;

•         S/he will continue to vest in performance units and stock bonuses in accordance with the schedule set forth in the agreements. Pursuant to the agreements in place for the NEOs as of December 31, 2011, excluding Alec Covington, all unvested performance units designated as restricted stock units and stock bonuses would be forfeited. Alec Covington’s stock units vest immediately upon retirement;

•         S/he will be entitled to receive a settlement payment under the Long-Term Incentive Plan equal to the Settlement Share Amount that they would have received, multiplied by a fraction whose numerator is the full number of months employed during the Measurement Period and whose denominator is 36.  Any such payment will be made at the time of settlement of the Performance Units at the end of Measurement Period.  The Performance Units will be settled as soon as practicable after audited financial statements are available for the Company’s last fiscal year in the Measurement Period and information is publicly available with respect to the Performance Measures of the members of the Peer Group; and

Payments Made Upon Death or Disability

                In the event of the death or disability of a NEO, in addition to the benefits listed under the heading “Payments Made Upon Termination” above:

•         All outstanding options and stock appreciation rights held by the NEO will become immediately exercisable for three years or until the end of the term of the award, whichever is sooner;

•         S/he will continue to vest in performance units designated as restricted stock units and stock bonuses;

•         S/he will immediately acquire a fully vested, nonforfeitable interest in his or her SERP account (The distribution will be made in the form of 120 monthly payments, which will begin during the first month of the plan year next following the plan year during which the individual’s employment ends).  Pursuant to Section 409A of the Internal Revenue Code, no payments may be made during the six month period following termination of employment;

•         S/he will immediately fully vest in the Company contribution to his or her Deferred Compensation Plan account. In connection with his initial commencement of participation in the Deferred Compensation Plan, the participant shall irrevocably elect in the form and manner to receive the disability benefit in a single lump sum payment or in annual installments for up to five years.  If they do not make any election in respect to the payment of the benefit, then such Participant shall be deemed to have elected to receive the benefit in a single lump sum payment.  The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date.  Remaining installment payments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date.  Pursuant to Section 409A of the Internal Revenue Code, no payments may be made during the six month period following termination of employment; and

                In the event of the death of a NEO, payments will be made under life insurance policies to his or her named beneficiary or estate. In the event of the death or disability of the CEO, in addition to the benefits listed above, he will receive the termination year bonus (pro-rata share to date of termination due to death or disability).

Payments Made Upon Involuntary Not-For-Cause Termination

                In the event of the involuntary not-for cause termination of an NEO, in addition to the items identified under “Payments Made Upon Termination” above:

•         All outstanding options or stock appreciation rights held by the NEO will remain exercisable for a period of three months after termination or until the end of the term of the awards, whichever is sooner;

•         S/he will continue to vest in performance units (excluding performance units designated as restricted stock units, which are discussed below) and stock bonuses in accordance with the schedule set forth in the agreements; and

•         Outstanding performance units designated as restricted stock units will immediately vest on a pro rata basis (except awards to Mr. Covington, which vest immediately in full) determined by multiplying the number outstanding by a fraction whose numerator is the number of whole months between grant date and the termination date and whose denominator is the number of months of the full award.  As soon as administratively practicable following the vesting date, the Company will distribute the full settlement of all vested restricted stock units.  Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the six month period following termination of employment.

In the event of the involuntary not-for-cause termination of the CEO, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•         He will receive the bonus for the termination year;

•         An amount equal to two times the sum of the termination year salary and targeted bonus, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months following the date of termination; and

•         Continued participation for two years in benefit plans (including health, life, dental and disability) in which his or her dependents were entitled to participate prior to the termination.

In the event of the involuntary not-for cause termination of Messrs. Dimond, Brown, Sihilling or Ms. Mahoney, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•         An amount equal to two times the sum of the termination year salary payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months following the date of termination; and

•         Continued participation for two years in benefit plans (including health, life, dental and disability) in which his or her dependents were entitled to participate prior to the termination.

Payments Made Upon a Change in Control

In the event of termination of a NEO due to a change in control, in addition to the items identified under “Payments Made Upon Termination” and “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•         Other than our CEO whose SERP account is fully vested, our other NEOs will immediately acquire a fully vested, nonforfeitable interest in his or her SERP account (the distribution will be made in the form of 120 monthly payments, which will begin during the first month of the plan year next following the plan year during which the individual’s employment was terminated).  Pursuant to Section 409A of the Internal Revenue Code, no payments may be made during the six month period following termination of employment;

•         Each will be entitled to receive a settlement amount under the LTIP plan for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have terminated at the end of the last full fiscal quarter before the effective date of the Change in Control and to have commenced at the inception of the LTIP Plan;

•         Outstanding performance units designated as restricted stock units will vest immediately in full; and

•         Each will receive a payment under the change in control agreement as described below. This payment would be in place of payments under cash payments described in “Payments Made Upon Involuntary Not-For-Cause Termination” above.

Change in Control Arrangements

Change in Control Severance Agreements.   Each of the NEOs holds a Change in Control agreement that complies with the requirements of Treasury Regulation §1.409A-3(i)(5).  The amount of compensation due upon a triggering event is a multiple of one twelfth of the individual’s base pay plus short-term bonus target.  The multiple referred to in the previous sentence is 36 months for Mr. Covington and 24 months for Messrs. Dimond, Brown, and Sihilling and Ms. Mahoney.  The NEOs are required to sign a release as a pre-requisite to receipt of benefits under the Revised Change in Control Agreement.

For purposes of these agreements, “good reason” generally includes a reduction in compensation or benefits, demotion, relocation, and any termination for reasons other than death, disability or retirement within six months of a change in control.  Mr. Covington’s Change in Control Agreement provides that if he terminates his employment within six months of a Change in Control, the termination is presumed to be for good reason.  No other Change in Control Agreement contains that provision.

A “change in control” under these agreements and our benefit plans is generally deemed to have occurred if: (a) a party owning 50% or less of the total fair market value or total voting power of the stock of the Company acquires ownership of stock of the Company that, together with the stock already held by such party, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (b) a party acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such party) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; (c) a party acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such party) all or substantially all of the assets of the Company; or (d) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, that any such event also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

2000 Stock Incentive Plan and 2009 Incentive Award Plan.  Similar events, which specifically include mergers or consolidations where Nash-Finch stockholders before the transaction do not own at least 50% of voting shares of the resulting entity, and the acquisition by a third party of 20% or more of Nash-Finch’s outstanding voting stock without the approval of Nash-Finch’s incumbent directors, also constitute a change in control of Nash-Finch under the terms of the 2000 Stock Incentive Plan and the 2009 Incentive Award Plan.  Under the 2000 Stock Incentive Plan and the 2009 Incentive Award Plan and award agreements issued thereunder, stock options that have been outstanding for at least six months will become immediately and fully exercisable upon a change in control and remain exercisable for the duration of their terms.  The Committee may alternatively provide that the optionee will receive, as of the effective date of the change in control, cash in an amount equal to the “spread” between the fair market value of the option shares immediately prior to the change in control and the exercise price of the option shares.  Restricted stock awards that have been outstanding at least six months will immediately and fully vest upon a change in control, and performance unit awards that have been outstanding at least six months will vest and be settled in accordance with the terms of the applicable award agreements (discussed under “Elements of Executive Compensation — Restricted Stock Units”).

Deferred Compensation Plans.  Under the terms of deferred compensation plans applicable to directors and officers of Nash-Finch, upon a change in control, Nash-Finch must transfer to the benefits protection trust established in connection with these plans an amount of assets sufficient to bring the value of trust assets to at least 125% of the aggregate balance of all participant accounts in each such plan as of the last day of the month immediately preceding the change in control.  Executives who participate in the Deferred Compensation Plan may elect to have the distribution of their account balances accelerated upon a change in control.

The tables below show the amounts that would be payable to the NEOs upon termination:

Alec C. Covington
Executive Payment and Benefit upon Separation	Voluntary Termination ($)	Voluntary for Good Reason ($)	Retirement ($)	Involuntary Termination - Not-For- Cause ($)	Involuntary Termination - For Cause	Change In Control ($)		Disability ($)	Death ($)

Compensation
Bonus	845,508	845,508	845,508	845,508	845,508	845,508		845,508	845,508

Long-Term Incentive
Compensation
Restricted Stock Units	-	-	-	-	-	-		-	-
LTIP	-	-	876,604	-	-	1,764,470	(1)	876,604	876,604
Stock Appreciation Rights	-	-	-	-	-	-		-	-

Benefits & Perquisites
SERP	1,102,345	1,102,345	1,102,345	1,102,345	1,102,345	1,102,345		1,102,345	1,102,345
Deferred Comp	11,263,006	11,263,006	11,263,006	11,263,006	11,263,006	11,263,006		11,263,006	11,263,006
Health & Welfare Benefits	-	15,177	-	15,177	-	15,177	(2)	-	-
Life Insurance Proceeds	-	-	-	-	-	-		-	2,000,000
Excise Tax & Gross-up	-	-	-	-	-	3,530,669	(2)	-	-
Cash Severance	-	3,400,000	-	3,400,000	-	5,100,000	(2)	-	-

Total	13,210,859	16,626,036	14,087,463	16,626,036	13,210,859	23,621,175	(3)	14,087,463	16,087,463

Total excluding vested
SERP and deferred
compensation balance	845,508	4,260,685	1,722,112	4,260,685	845,508	11,255,824		1,722,112	3,722,112

1.  Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

2.  Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

3.  Total includes vested balances in the Supplemental Executive Retirement Plan (“SERP”) and the Deferred Compensation Plan.  Potential payments under a change of control would be $11,255,824 if these balances are excluded.

Robert B. Dimond
Executive Payment and Benefit upon Separation	Voluntary Termination ($)	Voluntary for Good Reason ($)	Retirement ($)	Involuntary Termination - Not-For-Cause ($)	Involuntary Termination - For Cause	Change In Control ($)		Disability ($)	Death ($)

Compensation
Bonus	223,841	223,841	223,841	223,841	223,841	223,841		223,841	223,841

Long-Term Incentive
Compensation
Restricted Stock Units (1)	-	-	-	1,216,818	-	1,216,818		1,216,818	1,216,818
LTIP	-	-	157,823	-	-	317,675	(2)	157,823	157,823
Stock Appreciation Rights	-	-	-	-	-	-		-	-

Stock Awards
SERP	209,529	209,529	209,529	209,529	209,529	419,058		419,058	419,058
Deferred Comp	2,390,325	2,390,325	2,390,325	2,390,325	2,390,325	2,390,325		2,390,325	2,390,325
Health & Welfare Benefits	-	-	-	15,177	-	15,177	(3)	-	-
Life Insurance Proceeds	-	-	-	-	-	-		-	1,000,000
Excise Tax & Gross-up	-	-	-	-	-	760,432	(3)	-
Cash Severance	-	-	-	900,000	-	1,350,000	(3)	-	-

Total	2,823,695	2,823,695	2,981,518	4,955,690	2,823,695	6,693,326	(4)	4,407,865	5,407,865

Total excluding vested
SERP and deferred
compensation balance	223,841	223,841	381,664	2,355,836	223,841	3,883,943		1,598,482	2,598,482

1.  Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

2.  Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

3.  Total includes vested balances in the Supplemental Executive Retirement Plan (“SERP”) and the Deferred Compensation Plan.  Potential payments under a change of control would be $3,883,943 if these balances are excluded.

Christopher Brown
Executive Payment and Benefit upon Separation	Voluntary Termination ($)	Voluntary for Good Reason ($)	Retirement ($)	Involuntary Termination - Not-For- Cause ($)	Involuntary Termination - For Cause	Change In Control ($)		Disability ($)	Death ($)

Compensation
Bonus	325,294	325,294	325,294	325,294	325,294	325,294		325,294	325,294

Long-Term Incentive
Compensation
Restricted Stock Units	-	-	-	-	-	-		-	-
LTIP	-	-	199,897	-	-	402,355	(1)	199,897	199,897
Stock Appreciation Rights	-	-	-	-	-	-		-	-

Benefits & Perquisites
SERP	330,114	330,114	330,114	330,114	330,114	550,190		550,190	550,190
Deferred Comp	971,405	971,405	971,405	971,405	971,405	971,405		971,405	971,405
Health & Welfare Benefits	-	-	-	15,177	-	15,177	(2)	-	-
Life Insurance Proceeds	-	-	-	-	-	-		-	1,000,000
Excise Tax & Gross-up	-	-	-	-	-	-	(2)	-	-
Cash Severance	-	-	-	950,000	-	1,520,000	(2)	-	-

Total	1,626,813	1,626,813	1,826,710	2,591,990	1,626,813	3,784,421	(3)	2,046,786	3,046,786

Total excluding vested
SERP and deferred
compensation balance	325,294	325,294	525,191	1,290,471	325,294	2,262,826		525,191	1,525,191

1.  Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

2.  Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

3. Total includes vested balances in the Supplemental Executive Retirement Plan (“SERP”) and the Deferred Compensation Plan. Potential payments under a change of control would be $2,262,826 if these balances are excluded.

Calvin Sihilling
Executive Payment and Benefit upon Separation	Voluntary Termination ($)	Voluntary for Good Reason ($)	Retirement ($)	Involuntary Termination - Not-For-Cause ($)	Involuntary Termination - For Cause	Change In Control ($)		Disability ($)	Death ($)

Compensation
Bonus	223,841	223,841	223,841	223,841	223,841	223,841		223,841	223,841

Long-Term Incentive
Compensation
Restricted Stock Units	-	-	-	-	-	-		-	-
LTIP	-	-	157,823	-	-	317,675	(1)	157,823	157,823
Stock Appreciation Rights	-	-	-	-	-	-		-	-

Benefits & Perquisites
SERP	275,643	275,643	275,643	275,643	275,643	459,406		459,406	459,406
Deferred Comp	2,452,532	2,452,532	2,452,532	2,452,532	2,452,532	2,452,532		2,452,532	2,452,532
Health & Welfare Benefits	-	-	-	15,177	-	15,177	(2)	-	-
Life Insurance Proceeds	-	-	-	-	-	-		-	1,000,000
Excise Tax & Gross-up	-	-	-	-	-	747,913	(2)	-	-
Cash Severance	-	-	-	750,000	-	1,200,000	(2)	-	-

Total	2,952,016	2,952,016	3,109,839	3,717,193	2,952,016	5,416,544	(3)	3,293,602	4,293,602

Total excluding vested
SERP and deferred
compensation balance	223,841	223,841	381,664	989,018	223,841	2,504,606		381,664	1,381,664

1.  Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

2.  Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

3.  Total includes vested balances in the Supplemental Executive Retirement Plan (“SERP”) and the Deferred Compensation Plan.  Potential payments under a change of control would be $2,504,606 if these balances are excluded.

Kathleen Mahoney
Executive Payment and Benefit upon Separation	Voluntary Termination ($)	Voluntary for Good Reason ($)	Retirement ($)	Involuntary Termination - Not-For- Cause ($)	Involuntary Termination - For Cause	Change In Control ($)		Disability ($)	Death ($)

Compensation
Bonus	193,995	193,995	193,995	193,995	193,995	193,995		193,995	193,995

Long-Term Incentive
Compensation
Stock Options	-	-	-	-	-	-		-	-
Perfomance Units	-	-	-	-	-	-		-	-
Restricted Stock Units	-	-	-	-	-	-		-	-
LTIP	-	-	136,759	-	-	275,278	(1)	136,759	136,759
Stock Appreciation Rights	-	-	-	-	-	-		-	-

Benefits & Perquisites
Stock Awards
SERP	408,997	408,997	408,997	408,997	408,997	511,246		511,246	511,246
Deferred Comp	1,685,082	1,685,082	1,685,082	1,685,082	1,685,082	1,685,082		1,685,082	1,685,082
Health & Welfare Benefits	-	-	-	15,177	-	15,177	(2)	-	-
Life Insurance Proceeds	-	-	-	-	-	-		-	1,000,000
Excise Tax & Gross-up	-	-	-	-	-	575,794	(2)	-	-
Cash Severance	-	-	-	650,000	-	1,040,000	(2)	-	-

Total	2,288,074	2,288,074	2,424,833	2,953,251	2,288,074	4,296,572	(3)	2,527,082	3,527,082

Total excluding vested
SERP and deferred
compensation balance	193,995	193,995	330,754	859,172	193,995	2,100,244		330,754	1,330,754

1.  Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

2.  Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

3.  Total includes vested balances in the Supplemental Executive Retirement Plan (“SERP”) and the Deferred Compensation Plan.  Potential payments under a change of control would be $2,100,244 if these balances are excluded.

AUDIT AND FINANCE COMMITTEE REPORT

                Membership and Role of the Audit and Finance Committee. The Audit and Finance Committee (the “Audit Committee”) consists of directors who are each considered “independent” under the NASDAQ Stock Market, Inc. Corporate Governance Rules, Section 10A(m)(3) of the Exchange Act and the SEC’s Rule 10a-3(b)(1). The Board has also determined that the majority of the members of the Audit Committee, including the Chairman, Mickey P. Foret, are “audit committee financial experts” within the meaning of that term as defined in Item 407(d)(5) of the SEC’s Regulation S-K. The Committee operates under a written charter adopted by the Board of Directors, a copy of which can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Audit Committee reviews the adequacy of its charter on an annual basis, most recently updating the charter on April 26, 2011.

                As described more fully in the charter, the purpose of the Audit Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting processes, the Company’s financial and disclosure controls and compliance processes and the independent audits of the Company’s financial statements. Management is responsible for the preparation, presentation and integrity of Nash-Finch’s financial statements and public reports, its financial and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee has the ultimate responsibility to select, compensate, evaluate and, when appropriate, replace Nash-Finch’s independent auditor. In discharging its responsibilities, the Audit Committee has the authority to engage its own outside advisors.

                The Audit Committee pre-approves all audit and non-audit services to be performed for Nash-Finch by its independent auditor to insure that the provision of such services does not impair the auditor’s independence. To further avoid the existence of any relationships that could affect the independent auditor’s independence, the Audit Committee has also adopted a policy strictly limiting the circumstances under which Nash-Finch may employ former partners, principals, stockholders and professional employees of its independent auditor.

                The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by Nash-Finch regarding accounting, internal controls and auditing matters, including a process by which Nash-Finch employees may anonymously and confidentially submit complaints and concerns regarding questionable accounting or auditing matters.

                Review of Nash-Finch’s Audited Financial Statements for the Fiscal Year ended December 31, 2011. The Audit Committee has reviewed and discussed the audited financial statements of Nash-Finch for the fiscal year ended December 31, 2011 with Nash-Finch management and Grant Thornton LLP (“Grant Thornton”), Nash-Finch’s independent registered public accounting firm. The Committee has also discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as Amended (Communication with Audit Committees).

                The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of Grant Thornton with that firm.

                Based on the review and discussions noted above, the Audit Committee recommended to the Board that Nash-Finch’s audited financial statements be included in Nash-Finch’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

AUDIT AND FINANCE COMMITTEE

Mickey P. Foret, Chairman

Christopher W. Bodine

Sam K. Duncan

Douglas A. Hacker

Hawthorne L. Proctor

INDEPENDENT AUDITORS

Selection of Independent Auditors and Attendance at Annual Meeting

                On February 27, 2011, the Committee approved the engagement of Grant Thornton LLP as the independent auditor to audit the financial statements of Nash-Finch for the fiscal year ended December 31, 2011.  At its February 28, 2011 meeting, the Committee conducted its review of the independent registered public accounting firm’s performance, independence, qualifications and quality controls and approved the retention of Grant Thornton LLP as its independent auditor to audit the Nash-Finch financial statements for the fiscal year ending December 29, 2012.  We have requested and expect a representative of Grant Thornton LLP to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

Fees Paid to Independent Auditors

                For the fiscal years ended December 31, 2011 and January 1, 2011 (fiscal 2010), Grant Thornton LLP served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for audit and other professional services rendered by Grant Thornton LLP during fiscal 2011 and Grant Thornton LLP and Ernst & Young LLP in fiscal 2010, respectively.

	Aggregate Fees Billed

Type of Fees	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$ 735,090	$ 822,980
Audit Related Fees(2)	384,256	304,171
Tax Fees(3)	48,235	18,349
Total Fees	$ 1,167,581	$ 1,145,500

1)

Audit Fees — The amounts represent the aggregate fees billed by Grant Thornton LLP and Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, and services normally provided by the independent auditor in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for audits of the Company's effectiveness of internal control over financial reporting.In 2010, Ernst & Young LLP served as the independent auditor through the first quarter of 2010 and had $142,839 of aggregate fees.

2)	Audit Related Fees — The amounts represent fees relating to acquisition-related due diligence, SEC communications, accounting consultation and audit of the Long-Term Incentive Plan.

3)	Tax Fees — The amounts represent fees for tax planning and consulting services.

Pre-Approval of Audit and Non-Audit Services

                Under its charter, the Audit and Finance Committee is required to pre-approve all audit and permitted non-audit services to be provided by the independent auditor to Nash-Finch and its subsidiaries. Consistent with that requirement, the Audit and Finance Committee has adopted a pre-approval policy in accordance with which it annually considers for pre-approval all audit and non-audit services proposed to be provided by the independent auditor during the succeeding fiscal year. As to any services the Audit and Finance Committee wishes to approve, it will either approve the specific engagement, or identify the particular pre-approved services with a sufficient level of detail so that senior financial management of the Company will not be called upon to judge whether a proposed service is actually pre-approved. The Audit and Finance Committee will also establish a dollar limit for each pre-approved service that may not be exceeded without obtaining further pre-approval from the Audit and Finance Committee. Any proposed engagement that involves a service not previously approved, or that would entail fees in excess of the amount previously authorized for the specific service, must be presented to the Audit and Finance Committee for consideration at its next meeting or, if earlier consideration is required, to the Chair of the Audit and Finance Committee. The Chair will report any specific approval of services made by the Chair at the Audit and Finance Committee’s next regular meeting. The Audit and Finance Committee regularly reviews reports of services being provided to Nash-Finch by its independent registered public accounting firm. All services provided to Nash-Finch by Grant Thornton LLP or Ernst & Young LLP during fiscal 2011 and 2010 while engaged as our independent auditors were provided in accordance with the pre-approval procedures outlined above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                Section 16(a) of the Exchange Act requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding shares of common stock to file with the SEC reports of initial ownership and reports of changes in ownership in Nash-Finch securities. We provide assistance to our directors and executive officers in complying with Section 16(a), including preparing the reports and forwarding them to the SEC for filing.

                Based solely on the Company’s review of reports we filed on behalf of our directors and executive officers, the Company believes that during the fiscal year ended December 31, 2011, our directors, executive officers and greater-than-10% stockholders filed on a timely basis the reports required by Section 16(a) of the Exchange Act.

2013 STOCKHOLDER PROPOSALS

Under the Company’s current Restated Certificate of Incorporation and Bylaws and applicable SEC rules, the deadlines for stockholder proposals to be brought before the 2012 Annual Meeting of Stockholders or to nominate candidates for election as directors are as follows:

Any proposal that a Nash-Finch stockholder intends to present at the 2013 Annual Meeting and that is to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act and form of proxy must be received by the Secretary of the Company at our principal executive office no later than December 6, 2012.  Under our Bylaws, as amended, a stockholder must follow certain advance notice procedures if such stockholder wishes to nominate candidates for election as directors or to propose an item of business at an annual meeting of stockholders outside the processes of Rule 14a-8 of the Exchange Act.  These procedures provide that nominations and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing, and must contain information specified in our Bylaws, to the Secretary of the Company at our principal executive offices:

•         not earlier than the close of business on February 15,  2013; and

•         not later than March 17, 2013.

In the event that the date of the 2013 Annual Meeting is changed by the more than 25 days from the anniversary of the 2012 Annual Meeting, a stockholder proposal would be required to be received by the Company within 10 days following the date on which notice of the meeting date is mailed to stockholders or public disclosure of the date of the annual meeting is made, whichever first occurs.

HOUSEHOLDING INFORMATION

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Nash-Finch Company, Attention: Secretary, P.O. Box 355, Minneapolis, MN 55440-0555, telephone (952) 844-1148. Requests for additional copies for the current year or future years should be directed to the Secretary as described above. If you and others in your household are currently receiving multiple copies of our proxy statement and Annual Report and wish to receive only a single copy of each in the future or are currently receiving only a single copy and wish to receive multiple copies of future proxy statements, you may write or call us at the same address and telephone number.

PROXY SOLICITATION

We will bear the cost of soliciting proxies on behalf of the Board or Directors. Directors, officers and employees of Nash-Finch may, without additional compensation beyond their regular compensation, solicit proxies by mail, telephone, facsimile or other electronic transmission, or personal interview. Nash-Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of our common stock.

MISCELLANEOUS

Our Board is not aware of any other matters which may be presented to our stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

By Order of the Board of Directors

____________________________________________

Kathleen M. Mahoney

Executive Vice President, Secretary & General Counsel

April 5, 2012

Minneapolis, Minnesota

NASH-FINCH COMPANY
ATTN: Kathleen M Mahoney
7600 FRANCES AVENUE SOUTH
EDINA, MN 55435

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Christopher W. Bodine 02 Alec C. Covington 03 Sam K. Duncan 04 Mickey P. Foret 05 Douglas A. Hacker
06 Hawthorne L. Proctor 07 William R. Voss

The Board of Directors recommends you vote FOR proposals 2. and 3..

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000138486_1 R1.0.0.11699

PERFORMANCE DRIVEN®

NASH FINCH COMPANY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Report is/are available at www.proxyvote.com .

NASH-FINCH COMPANY
Annual Meeting of Shareholders
May 16, 2012 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) William R. Voss, Alec C. Covington and Kathleen M. Mahoney, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NASH-FINCH COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, CDT on 5/16/2012, at the Neighborhood House, 179 Robie Street, St. Paul, MN 55107, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000138486_2 R1.0.0.11699